Exhibit 10.1

Execution Version

TERM LOAN AGREEMENT

dated as of May 15, 2008

among

AVALONBAY COMMUNITIES, INC.,

as Borrower,

JPMORGAN CHASE BANK, N.A.,

as Syndication Agent,

SUMITOMO MITSUI BANKING CORPORATION,

WELLS FARGO BANK, N.A., and

DEUTSCHE BANK TRUST COMPANY AMERICAS,
each as a Documentation Agent,

THE OTHER BANKS SIGNATORY HERETO,

each as a Bank,

J.P. MORGAN SECURITIES INC.,

as Sole Bookrunner and Lead Arranger,

and

BANK OF AMERICA, N.A.,

as Administrative Agent

i

EXHIBITS

EXHIBIT A	-	Authorization Letter

EXHIBIT B	-	Note

EXHIBIT C	-	Information Regarding Material Affiliates

EXHIBIT D	-	Solvency Certificate

EXHIBIT E	-	Assignment and Acceptance

EXHIBIT F	-	Form of Guaranty

SCHEDULES

SCHEDULE 1	-	Loan Commitments
SCHEDULE 1A		Applicable Lending Offices and Notice Addresses

This TERM LOAN AGREEMENT is entered into as of May 15, 2008 (this “Agreement”) among AVALONBAY COMMUNITIES, INC., a corporation organized and existing under the laws of the State of Maryland (“Borrower”); the lenders signatory hereto and such other lenders who from time to time become Banks pursuant to Section 2.15, 3.07 or 12.05 (each a “Bank” and collectively, the “Banks”) and BANK OF AMERICA, N.A., as administrative agent for the Banks (in such capacity, together with its successors in such capacity, “Administrative Agent”).

WHEREAS, Borrower desires that the Banks provide a term loan facility in an aggregate amount of up to $330 million in three (3) tranches with the option to increase the aggregate amount to $400 million; and

WHEREAS, the Banks have agreed to make the requested term loan facility available to Borrower on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the premises and the mutual agreements, covenants and conditions hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, Borrower, Administrative Agent and each of the Banks agree as follows:

ARTICLE I

DEFINITIONS; ETC.

Section 1.01         Definitions.  As used in this Agreement the following terms have the following meanings:

“Accordion Amount” means, at any time, $70,000,000.

“Acquisition” means the acquisition by Borrower, directly or indirectly, of an interest in multi-family real estate.

“Acquisition Asset” means any improved real property asset that has been owned by the Borrower, its Consolidated Businesses or any UJV for fewer than twelve (12) months, unless the Borrower has made a one-time election (by written notice to the Administrative Agent) to no longer treat such asset as an Acquisition Asset for purposes of this Agreement.

“Additional Costs” has the meaning specified in Section 3.01.

“Administrative Agent” has the meaning specified in the preamble.

“Administrative Agent’s Office” means Administrative Agent’s address located at 777 Main Street, Hartford, Connecticut 06115, or such other address in the United States as Administrative Agent may designate by written notice to Borrower and the Banks.

“Affiliate” means, with respect to any Person (the “first Person”), any other Person (1) which directly or indirectly controls, or is controlled by, or is under common control with the first Person; or (2) 10% or more of the beneficial interest in which is directly or indirectly owned or held by the first Person.  The term “control” means the possession, directly or indirectly, of the power, alone, to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.  Notwithstanding the forgoing, in no event shall the Administrative Agent or any Bank be deemed to be an Affiliate of the Borrower.

“Agreement” has the meaning specified in the preamble.

“Applicable Lending Office” means, for each Bank and for its LIBOR Loan or Base Rate Loan, as applicable, the lending office of such Bank (or of an Affiliate of such Bank) designated as such on Schedule 1A hereto or in the applicable Assignment and Acceptance, or such other office of such Bank (or of an Affiliate of such Bank) as such Bank may from time to time specify to Administrative Agent and Borrower as the office by which its LIBOR Loan or Base Rate Loan, as applicable, is to be made and maintained.

“Applicable Margin” means, with respect to Base Rate Loans and LIBOR Loans, the respective rates per annum determined at any time, based on the range into which Borrower’s Credit Rating then falls, in accordance with the following table (any change in Borrower’s Credit Rating causing it to move to a different range on the table shall effect an immediate change in the Applicable Margin):

Range of Borrower’s Credit Rating (S&P/Moody’s or other agency equivalent)	Applicable Margin for Base Rate Loans (% per annum)	Applicable Margin for LIBOR Loans (% per annum)
Below BBB- or unrated/Below Baa3 or unrated	0.975	1.975
BBB-/Baa3	0.60	1.60
BBB/Baa2	0.375	1.375
BBB+/Baa1	0.25	1.25
A-/A3	0.175	1.175
A or higher/A2 or higher	0.15	1.15

“Assignee” has the meaning specified in Section 12.05.

“Assignment and Acceptance” means an Assignment and Acceptance, substantially in the form of EXHIBIT E, pursuant to which a Bank assigns and an Assignee assumes rights and obligations in accordance with Section 12.05.

“Authorization Letter” means a letter agreement executed by Borrower in the form of EXHIBIT A.

“Bank” and “Banks” have the respective meanings specified in the preamble.

“Bank Parties” means Administrative Agent and the Banks.

“Banking Day” means (1) any day on which commercial banks are not authorized or required to close in New York City and (2) whenever such day relates to a LIBOR Loan, an Interest Period with respect to a LIBOR Loan, or notice with respect to a LIBOR Loan, a day on which dealings in

Dollar deposits are also carried out in the London interbank market and banks are open for business in London.

“Base Rate” means, for any day, the higher of (1) the Federal Funds Rate for such day plus .50%, or (2) the Prime Rate for such day.

“Base Rate Loan” means all or any portion (as the context requires) of a Bank’s Loan which shall accrue interest at a rate determined in relation to the Base Rate.

“Borrower” has the meaning specified in the preamble.

“Borrower’s Accountants” means Ernst & Young, or such other accounting firm(s) of nationally-recognized standing selected by Borrower and reasonably acceptable to the Administrative Agent.

“Borrower’s Credit Rating” means the rating assigned from time to time to Borrower’s unsecured and unsubordinated long-term indebtedness by, respectively, S&P, Moody’s and/or one or more other nationally-recognized rating agencies reasonably approved by Administrative Agent.  If such a rating is assigned by only one (1) such rating agency, it must be either S&P or Moody’s.  If such a rating is assigned by two (2) such rating agencies, at least one (1) must be S&P or Moody’s, and “Borrower’s Credit Rating” shall be the higher of said ratings, except if the aforesaid ratings are greater than one (1) rating level apart, in which case “Borrower’s Credit Rating” shall be the average of said ratings.  If such a rating is obtained from more than two (2) such rating agencies, “Borrower’s Credit Rating” shall be the higher of the lowest two (2) ratings, if at least one (1) of such two (2) is either S&P or Moody’s; if neither of the two (2) lowest ratings is from S&P or Moody’s, then “Borrower’s Credit Rating” shall be the lower of the ratings from S&P and Moody’s.  Unless such indebtedness of Borrower is rated by either S&P or Moody’s, “Borrower’s Credit Rating” shall be considered unrated for purposes of this Agreement.

“Borrower’s Principals” means the officers and directors of Borrower at any applicable time.

“Borrower’s Share of UJV Combined Outstanding Indebtedness” means the sum of the indebtedness of each of the UJVs contributing to UJV Combined Outstanding Indebtedness multiplied by Borrower’s respective beneficial fractional interests in each such UJV.

“Capitalization Value” means, as of the end of any calendar quarter, the sum, without double-counting, of (1) Combined EBITDA attributable to Wholly-Owned Assets (other than Acquisition Assets and Construction-in-Process) (less all leasing commissions and management and development fees, net of any expenses applicable thereto, contributing to such Combined EBITDA) for such quarter annualized (i.e., multiplied by four (4)), capitalized at a rate of 6.75% per annum (i.e., divided by 6.75%), (2) Combined EBITDA attributable to Borrower’s beneficial interest in the UJV’s (other than with respect to Acquisition Assets or Construction-in-Process) (less all leasing commissions and management and development fees, net of any expenses applicable thereto, contributing to such Combined EBITDA) for such quarter annualized (i.e., multiplied by four (4)), capitalized at a rate of 6.75% per annum (i.e., divided by 6.75%), (3) such leasing commissions and management and development fees for such quarter as were subtracted from Combined EBITDA pursuant to clauses (1) and (2) above, annualized, (i.e., multiplied by four (4)), capitalized at a rate of 20% per annum (i.e., divided by 20%), (4) Cash and Cash Equivalents of Borrower and its Consolidated Businesses, as of the end of such quarter, as reflected in Borrower’s

Consolidated Financial Statements, (5) the aggregate book value (on a cost basis) of land held for future development and Construction-in-Process of Borrower and its Consolidated Businesses plus Borrower’s beneficial interest in the book value (on a cost basis) of land held for future development and Construction-in-Process of the UJVs, (6) the aggregate book value (on a cost basis) of Acquisition Assets of Borrower and its Consolidated Businesses plus Borrower’s beneficial interest in the book value (on a cost basis) of Acquisition Assets of the UJVs, (7) the value (at the lower of cost or market in accordance with GAAP) of Performing Notes held by Borrower and its Consolidated Businesses, and (8) Eligible Cash 1031 Proceeds; provided that the sum of items (2), (5) and (7) above shall not exceed 30% of Capitalization Value.

“Capital Lease” means any lease which has been or should be capitalized on the books of the lessee in accordance with GAAP.

“Cash and Cash Equivalents” means (1) cash, (2) direct obligations of the United States Government, including, without limitation, treasury bills, notes and bonds, (3) interest-bearing or discounted obligations of federal agencies and government-sponsored entities or pools of such instruments offered by Approved Banks and dealers, including, without limitation, Federal Home Loan Mortgage Corporation participation sale certificates, Government National Mortgage Association modified pass through certificates, Federal National Mortgage Association bonds and notes, and Federal Farm Credit System securities, (4) time deposits, domestic and eurodollar certificates of deposit, bankers’ acceptances, commercial paper rated at least A-1 by S&P and P-1 by Moody’s and/or guaranteed by an Aa rating by Moody’s, an AA rating by S&P or better rated credit, floating rate notes, other money market instruments and letters of credit each issued by Approved Banks, (5) obligations of domestic corporations, including, without limitation, commercial paper, bonds, debentures and loan participations, each of which is rated at least AA by S&P and/or Aa2 by Moody’s and/or guaranteed by an Aa rating by Moody’s, an AA rating by S&P or better rated credit, (6) obligations issued by states and local governments or their agencies, rated at least MIG-1 by Moody’s and /or SP-1 by S&P and /or guaranteed by an irrevocable letter of credit of an Approved Bank, (7) repurchase agreements with major banks and primary government security dealers fully secured by the United States Government or agency collateral equal to or exceeding the principal amount on a daily basis and held in safekeeping and (8) real estate loan pool participations, guaranteed by an AA rating given by S&P or an Aa2 rating given by Moody’s or better rated credit. For purposes of this definition, “Approved Bank” means a financial institution which has (x) (A) a minimum net worth of $500,000,000 and/or (B) total assets of at least $10,000,000,000 and (y) a minimum long-term debt rating of A+ by S&P or A1 by Moody’s.

“Closing Date” means the date this Agreement has been executed by all parties.

“Code” means the Internal Revenue Code of 1986, including the rules and regulations promulgated thereunder.

“Combined Debt Service” means, for any period of time, (1) Borrower’s share of total debt service (including principal) paid or payable by Borrower and its Consolidated Businesses during such period (other than debt service on construction loans until completion of the relevant construction and other capitalized interest) plus a deemed annual capital expense charge of $150 per apartment unit owned by Borrower or its Consolidated Businesses plus (2) Borrower’s beneficial interest in the sum of (a) total debt service (including principal) paid or payable by the UJVs during such period (other than debt service on construction loans until completion of the relevant construction and other capitalized interest) plus (b) a deemed annual capital expense charge of $150 per apartment unit owned by the UJVs plus (3) preferred dividends and distributions paid or payable by Borrower and its Consolidated Businesses during such period.

“Combined EBITDA” means, for any period of time, the sum, without duplication, of (1) Borrower’s share of revenues less operating expenses, general and administrative expenses and property taxes before Interest Expense, income taxes, gains or losses on the sale of real estate and/or marketable securities, depreciation and amortization and extraordinary items for Borrower and its Consolidated Businesses, and adjusted, if material, for non-cash revenue attributable to straight lining of rents and (2) Borrower’s beneficial interest in revenues less operating expenses, general and administrative expenses and property taxes before Interest Expense, income taxes, gains or losses on the sale of real estate and/or marketable securities, depreciation and amortization and extraordinary items (after eliminating appropriate intercompany amounts) applicable to each of the UJVs, and adjusted, if material, for non-cash revenue attributable to straight lining of rents, in all cases as reflected in Borrower’s Consolidated Financial Statements.

“Consolidated Business” means, individually, each Affiliate of Borrower who is or should be included in Borrower’s Consolidated Financial Statements in accordance with GAAP.

“Consolidated Financial Statements” means, with respect to any Person, the consolidated balance sheet and related consolidated statement of operations, accumulated deficiency in assets and cash flows, and footnotes thereto, of such Person, prepared in accordance with GAAP.

“Consolidated Outstanding Indebtedness” means, as of any time, Borrower’s share of all indebtedness and liability for borrowed money, secured or unsecured, of Borrower and its Consolidated Businesses, including mortgage and other notes payable but excluding any indebtedness which is margin indebtedness on cash and cash equivalent securities, all as reflected in Borrower’s Consolidated Financial Statements.

“Consolidated Tangible Net Worth” means, at any date, Borrower’s share of the consolidated stockholders’ equity of Borrower and its Consolidated Businesses less their consolidated Intangible Assets, all determined as of such date.  For purposes of this definition, “Intangible Assets” means with respect to any such intangible assets, the amount (to the extent reflected in determining such consolidated stockholders’ equity) of (1) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of assets of a going concern business made within twelve (12) months after the acquisition of such business) subsequent to September 30, 1994 in the book value of any asset (other than real property assets) owned by Borrower or a Consolidated Business and (2) all debt discount and expense, deferred charges, goodwill, patents, trademarks, service marks, trade names, anticipated future benefit of tax loss carry-forwards, copyrights, organization or developmental expenses and other intangible assets (in each case, not adjusted for depreciation).

“Construction-in-Process” means a property on which construction of improvements (excluding non-revenue generating capital expenditures and excluding costs incurred prior to construction, all as set forth in related quarterly financial statements or supplemental financial information attached thereto) has commenced and is proceeding to completion in the ordinary course but has not yet been completed (as such completion shall be evidenced by a temporary or permanent certificate of occupancy permitting use of such property by the general public).  Any such property shall be treated as Construction-in-Process until 12 months from the date of completion (as evidenced by a certificate of occupancy or its equivalent permitting use of such property by the general public), unless the Borrower has made a one-time election (by written notice to the Administrative Agent) to no longer treat such property as Construction-in-Process for purposes of this Agreement.

“Contingent Obligations” means, without duplication, Borrower’s share of (1) any contingent obligations of Borrower or its Consolidated Businesses required to be shown on the balance sheet of Borrower and its Consolidated Businesses in accordance with GAAP and (2) any obligation required to be disclosed in the footnotes to Borrower’s Consolidated Financial Statements, guaranteeing partially or in whole any non-Recourse Debt, lease, dividend or other obligation, exclusive of contractual indemnities (including, without limitation, any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets) and guarantees of non-monetary obligations (other than guarantees of completion) which have not yet been called on or quantified, of Borrower or any of its Consolidated Businesses or of any other Person.  The amount of any Contingent Obligation described in clause (2) shall be deemed to be (a) with respect to a guaranty of interest or interest and principal, or operating income guaranty, the net present value (using the Base Rate as a discount rate) of the sum of all payments required to be made thereunder (which in the case of an operating income guaranty shall be deemed to be equal to the debt service for the note secured thereby), through (i) in the case of an interest or interest and principal guaranty, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder) or (ii) in the case of an operating income guaranty, the date through which such guaranty will remain in effect and (b) with respect to all guarantees not covered by the preceding clause (a), an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming Borrower and/or one or more of its Consolidated Businesses is required to perform thereunder) as recorded on the balance sheet and on the footnotes to the most recent Borrower’s Consolidated Financial Statements required to be delivered pursuant to this Agreement.  Notwithstanding anything contained herein to the contrary, guarantees of completion, of environmental indemnities and of fraud, misappropriation and other “bad act” indemnities shall not be deemed to be Contingent Obligations unless and until a claim for payment or performance has been made thereunder, at which time any such guaranty shall be deemed to be a Contingent Obligation in an amount equal to any such claim.  Subject to the preceding sentence, (1) in the case of a joint and several guaranty given by Borrower or one of its Consolidated Businesses and another Person (but only to the extent such guaranty is recourse, directly or indirectly to Borrower), the amount of the guaranty shall be deemed to be 100% thereof unless and only to the extent that such other Person has delivered Cash and Cash Equivalents to secure all or any part of such Person’s guaranteed obligations and (2) in the case of joint and several guarantees given by a Person in which Borrower owns an interest (which guarantees are non-recourse to Borrower), to the extent the guarantees, in the aggregate, exceed 10% of Capitalization Value, the amount in excess of 10% shall be deemed to be a Contingent Obligation of Borrower.  Notwithstanding anything contained herein to the contrary, “Contingent Obligations” shall be deemed not to include guarantees of unadvanced funds under any indebtedness of Borrower or its Consolidated Businesses or of construction loans to the extent the same have not been drawn.  All matters constituting “Contingent Obligations” shall be calculated without duplication.

“Continue”, “Continuation” and “Continued” refer to the continuation pursuant to Section 2.11 of a LIBOR Loan as a LIBOR Loan from one Interest Period to the next Interest Period.

“Convert”, “Conversion” and “Converted” refer to a conversion pursuant to Section 2.11 of a Base Rate Loan into a LIBOR Loan or a LIBOR Loan into a Base Rate Loan, each of which may be accompanied by the transfer by a Bank (at its sole discretion) of all or a portion of its Loan from one Applicable Lending Office to another.

“Debt” means (1) indebtedness or liability for borrowed money, or for the deferred purchase price of property or services (including trade obligations); (2) obligations as lessee under Capital Leases; (3) current liabilities in respect of unfunded vested benefits under any Plan; (4) obligations in respect of letters of credit issued for the account of any Person; (5) all obligations arising under bankers’ or trade acceptance facilities; (6) all guarantees, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase any of the items included in this definition, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss; (7) all obligations secured by any Lien on property owned by the Person whose Debt is being measured, whether or not the obligations have been assumed; and (8) all obligations under any agreement providing for contingent participation or other hedging mechanisms with respect to interest payable on any of the items described above in this definition.

“Default” means any event which with the giving of notice or lapse of time, or both, would become an Event of Default.

“Default Rate” means a rate per annum equal to: (1) with respect to Base Rate Loans a variable rate 2% above the rate of interest then in effect thereon (including the Applicable Margin); and (2) with respect to LIBOR Loans a fixed rate 2% above the rate(s) of interest in effect thereon (including the Applicable Margin) at the time of Default until the end of the then current Interest Period therefor and, thereafter, a variable rate 2% above the rate of interest for a Base Rate Loan.

“Disposition” means a sale (whether by assignment, transfer or Capital Lease) of an asset.

“Documentation Agent” means, individually and collectively, Sumitomo Mitsui Banking Corporation, Wells Fargo Bank, N.A., and Deutsche Bank Trust Company Americas.

“Dollars” and the sign “$” mean lawful money of the United States of America.

“Effective Date” means the first date after the Closing Date on which the conditions specified in Sections 4.01 and 4.02 are satisfied (or waived in accordance with Section 12.02) and the initial Loans are made to Borrower.

“Elect” and “Election” refer to the election, if any, by Borrower pursuant to Section 2.11 to have all or a portion of an advance of the Loans be outstanding as LIBOR Loans.

“Eligible Cash 1031 Proceeds” means the cash proceeds held by a “qualified intermediary” from the sale of real property of Borrower and its Consolidated Businesses, which proceeds are intended to be used by such qualified intermediary to acquire one or more “replacement properties” that are of “like-kind” to such real property in an exchange that qualifies as a tax-free exchange under

Section 1031 of the Code, and no portion of which proceeds Borrower or any Affiliate has the right to receive, pledge, borrow or otherwise obtain the benefits of until such time as provided under the applicable “exchange agreement” (as such terms in quotations are defined in Treasury Regulations Section 1.1031(k)-1(g)(4) (the “Regulations”)) or until such exchange is terminated.  Upon the cash proceeds no longer being held by such qualified intermediary pursuant to the Regulations or otherwise no longer qualifying under the Regulations for like-kind exchange treatment, such proceeds shall cease being Eligible Cash 1031 Proceeds.

“Environmental Discharge” means any discharge or release of any Hazardous Materials in violation of any applicable Environmental Law.

“Environmental Law” means any applicable Law relating to pollution or the environment, including Laws relating to noise or to emissions, discharges, releases or threatened releases of Hazardous Materials into the work place, the community or the environment, or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Environmental Notice” means any written complaint, order, citation or notice from any Person (1) affecting or relating to Borrower’s compliance with any Environmental Law in connection with any activity or operations at any time conducted by Borrower, (2) relating to (a) the existence of any Hazardous Materials contamination or Environmental Discharges or threatened Hazardous Materials contamination or Environmental Discharges at any of Borrower’s locations or facilities or (b) remediation of any Environmental Discharge or Hazardous Materials at any such location or facility or any part thereof; or (3) relating to any violation or alleged violation by Borrower of any relevant Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, including the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as Borrower, or any trade or business which is under common control (within the meaning of Section 414(c) of the Code) with Borrower, or any organization which is required to be treated as a single employer with Borrower under Section 414(m) or 414(o) of the Code.

“Event of Default” has the meaning specified in Section 9.01.

“Federal Funds Rate” means, for any day, the rate per annum (expressed on a 360-day basis of calculation) equal to the weighted average of the rates on overnight federal funds transactions as published by the Federal Reserve Bank of New York for such day provided that (1) if such day is not a Banking Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Banking Day as so published on the next succeeding Banking Day; and (2) if no such rate is so published on such next succeeding Banking Day, the Federal Funds Rate for such day shall be the average of the rates quoted by three (3) Federal Funds brokers to Administrative Agent on such day on such transactions.

“Fee Letter” means the letter agreement, dated as of March 14, 2008, between Borrower, the Syndication Agent and J.P. Morgan Securities, Inc.

“Fiscal Year” means each period from January 1 to December 31.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, applied on a basis consistent with those used in the preparation of the financial statements referred to in Section 5.13 (except for changes concurred in by Borrower’s Accountants).

“Good Faith Contest” means the contest of an item if: (1) the item is diligently contested in good faith, and, if appropriate, by proceedings timely instituted; (2) reserves that are adequate based on reasonably foreseeable likely outcomes are established with respect to the contested item; (3) during the period of such contest, the enforcement of any contested item is effectively stayed, delayed or postponed; and (4) the failure to pay or comply with the contested item during the period of the contest is not likely to result in a Material Adverse Change.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Materials” means any pollutant, effluents, emissions, contaminants, toxic or hazardous wastes or substances, as any of those terms are defined from time to time in or for the purposes of any relevant Environmental Law, including asbestos fibers and friable asbestos, polychlorinated biphenyls, and any petroleum or hydrocarbon-based products or derivatives.

“Increased Amount Date” has the meaning specified in Section 2.15.

“Incremental Limit” has the meaning specified in Section 2.15.

“Interest Expense” means, for any period of time, Borrower’s share of the consolidated interest expense (without deduction of consolidated interest income, and excluding (x) interest expense on construction loans and (y) other capitalized interest expense in respect of either construction activity or construction loans, in any such case under clauses (x) or (y), only until completion of the relevant construction) of Borrower and its Consolidated Businesses, including, without limitation or duplication (or, to the extent not so included, with the addition of), (1) the portion of any rental obligation in respect of any Capital Lease obligation allocable to interest expense in accordance with GAAP; (2) the amortization of Debt discounts; (3) any expense, payments or fees (other than up-front fees) with respect to interest rate swap or similar agreements; and (4) the interest expense and items listed in clauses (1) through (3) above applicable to each of the UJVs multiplied by Borrower’s respective beneficial interests in the UJVs, in all cases as reflected in Borrower’s Consolidated Financial Statements.

“Interest Period” means, with respect to any LIBOR Loan, the period commencing on the date the same is advanced, Converted from a Base Rate Loan or Continued, as the case may be, and ending, as Borrower may select pursuant to Section 2.04, on the numerically corresponding day in the first, second or third calendar month thereafter, or, with the consent of all Banks, 7 days or 14 days thereafter, provided that each such Interest Period which commences on the last Banking Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Banking Day of the appropriate calendar month.

“Law” means any federal, state or local statute, law, rule, regulation, ordinance, order, code, or rule of common law, now or hereafter in effect, and in each case as amended, and any judicial or administrative order, consent decree or judgment.

“LIBOR Base Rate” means, for any Interest Period:

(a)           the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; or

(b)           if such rate is not available at such time for any reason, then the “LIBOR Base Rate” for such Interest Period shall be the rate per annum determined by Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the Loans being made, Continued or Converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“LIBOR Interest Rate” means, for any LIBOR Loan, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by Administrative Agent to be equal to the quotient of (1) the LIBOR Base Rate for such LIBOR Loan for the Interest Period therefor divided by (2) one minus the LIBOR Reserve Requirement for such LIBOR Loan for such Interest Period.

“LIBOR Loan” means all or any portion (as the context requires) of any Bank’s Loan which shall accrue interest at rate(s) determined in relation to LIBOR Interest Rate(s).

“LIBOR Reserve Requirement” means, for any LIBOR Loan, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during the Interest Period for such LIBOR Loan under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding $1,000,000,000 against “Eurocurrency liabilities” (as such term is used in Regulation D).  Without limiting the effect of the foregoing, the LIBOR Reserve Requirement shall also reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (1) any category of liabilities which includes deposits by reference to which the LIBOR Base Rate is to be determined as provided in the definition of “LIBOR Base Rate” in this Section 1.01 or (2) any category of extensions of credit or other assets which include loans the interest rate on which is determined on the basis of rates referred to in said definition of “LIBOR Base Rate”.

“Lien” means any mortgage, deed of trust, pledge, negative pledge, security interest, hypothecation, assignment for collateral purposes, deposit arrangement, lien (statutory or other), or other security agreement or charge of any kind or nature whatsoever of any third party (excluding any right of setoff but including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable Law of any jurisdiction to evidence any of the foregoing and carriers, warehousemen, mechanics and other similar inchoate liens that have not been insured against in a manner reasonably satisfactory to Administrative Agent).

“Loan” means a Tranche A Loan, a Tranche B Loan or a Tranche C Loan made by a Bank pursuant to Section 2.01 or Section 2.15, as applicable.

“Loan Commitment” means, with respect to each Bank, its Tranche A Commitment, Tranche B Commitment or Tranche C Commitment, as applicable.

“Loan Documents” means this Agreement, the Notes, the Authorization Letter, the Solvency Certificate and any guaranty executed and delivered pursuant to clause (y) of the definition of “Unencumbered Assets” in Section 1.01.

“Material Adverse Change” means an effect resulting from any circumstance or event or series of circumstances or events, of whatever nature, which does or could reasonably be expected to, on more than an interim basis, either (1) materially and adversely impair the ability of Borrower and its Consolidated Businesses, taken as a whole, to fulfill its material obligations or (2) cause a Default or an Event of Default.

“Material Affiliates” means the Affiliates of Borrower described on EXHIBIT C, together with (or excluding) any Affiliates of Borrower which are hereafter from time to time reasonably determined by Administrative Agent to be material (or no longer material), upon written notice to Borrower, based on the most recent Borrower’s Consolidated Financial Statements.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a Plan defined as such in Section 3(37) of ERISA to which contributions have been made by Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

“New Bank” and “New Note” have the respective meanings specified in Section 2.15.

“Note” and “Notes” have the respective meanings specified in Section 2.07.

“Obligations” means each and every obligation, covenant and agreement of Borrower, now or hereafter existing, contained in this Agreement, and any of the other Loan Documents, whether for principal, reimbursement obligations, interest, fees, expenses, indemnities or otherwise, and any amendments or supplements thereto, extensions or renewals thereof or replacements therefor, including but not limited to all indebtedness, obligations and liabilities of Borrower to Administrative Agent and any Bank now existing or hereafter incurred under or arising out of or in connection with the Notes, this Agreement, the other Loan Documents, and any documents or instruments executed in connection therewith; in each case whether direct or indirect, joint or several, absolute or contingent, liquidated or unliquidated, now or hereafter existing, renewed or restructured, whether or not from time to time decreased or extinguished and later increased, created or incurred, and including all indebtedness of Borrower, under any instrument now or hereafter evidencing or securing any of the foregoing.

“Parent” means, with respect to any Bank, any Person controlling such Bank.

“Participant” and “Participation” have the respective meanings specified in Section 12.05.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Performing Notes” means mortgage notes and notes receivable which are not more than 30 days past due or otherwise in default; provided, that, in the case of mortgage notes and notes receivable that generate cash and non-cash payments, such mortgage notes and notes receivable shall be treated as Performing Notes whose value is determined solely by reference to the cash payments and references to the income generated by the Performing Notes shall include only the cash payments which have current payments payable in cash.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan” means any employee benefit or other plan established or maintained, or to which contributions have been made, by Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA or to which Section 412 of the Code applies.

“presence”, when used in connection with any Environmental Discharge or Hazardous Materials, means and includes presence, generation, manufacture, installation, treatment, use, storage, handling, repair, encapsulation, disposal, transportation, spill, discharge and release.

“Prime Rate” means the variable per annum rate of interest designated from time to time by Administrative Agent at its principal office as its “prime rate” (it being understood that the “prime rate” is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer).

“Pro Rata Share” means, for purposes of this Agreement and with respect to each Bank, a fraction, the numerator of which is the amount of such Bank’s applicable Loan Commitment and the denominator of which is the total applicable Loan Commitment of all Banks.

“Prohibited Transaction” means any transaction proscribed by Section 406 of ERISA or Section 4975 of the Code and to which no statutory or administrative exemption applies.

“Recourse Debt” means Debt, recourse for the satisfaction of which is not limited to specified collateral.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System.

“Regulatory Change” means, with respect to any Bank, any change after the date of this Agreement in United States federal, state, municipal or foreign laws or regulations (including Regulation D) or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including such Bank of or under any United States, federal, state, municipal or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived under subsections .13, ..14, .16, .18, .19 or .20 of PBGC Reg. §2615.

“Required Banks” means (1) at any time prior to the Effective Date, the Banks holding at least 51% of the aggregate amount of unused Loan Commitments and (2) at any time after the Effective Date, the Banks holding at least 51% of the then aggregate unpaid principal amount of the Loans.

“Requested Increase” has the meaning specified in Section 2.15.

“Secured Indebtedness” means that portion of Total Outstanding Indebtedness that is secured by a Lien.

“Solvency Certificate” means a certificate in the form of EXHIBIT D, to be delivered by Borrower pursuant to the terms of this Agreement.

“Solvent” means, when used with respect to any Person, that the fair value of the property of such Person, on a going concern basis, is greater than the total amount of liabilities (including, without limitation, contingent liabilities) of such Person.

“S&P” means Standard and Poor’s Ratings Services, a division of McGraw-Hill Companies.

“Supplemental Fee Letter” means the letter agreement, dated as of May 12, 2008 between Borrower and the Administrative Agent.

“Syndication Agent” means JPMorgan Chase Bank, N.A.

“Total Outstanding Indebtedness” means, at any time, the sum, without duplication, of (1) Consolidated Outstanding Indebtedness; (2) Borrower’s Share of UJV Combined Outstanding Indebtedness; and (3) Contingent Obligations.

“Tranche A Commitment” means, with respect to any Bank, the obligation of such Bank to make Tranche A Loans in the principal amount set forth opposite its name in Schedule 1 attached hereto and made a part hereof, and “Tranche A Commitments” means the aggregate principal amount of the Tranche A Commitments of all the Banks, the initial maximum amount of which shall be $105,600,000.

“Tranche A Loan” means any Loan made by the Lenders pursuant to Section 2.01(b) and shall include any incremental Tranche A Loan made pursuant to Section 2.15, and “Tranche A Loans” means the aggregate principal amount of the Tranche A Loans of all the Banks.

“Tranche A Maturity Date” means May 1, 2009.

“Tranche B Commitment” means, with respect to any Bank, the obligation of such Bank to make Tranche B Loans in the principal amount set forth opposite its name in Schedule 1 attached hereto and made a part hereof, and “Tranche B Commitments” means the aggregate principal amount of the Tranche B Commitments of all the Banks, the initial maximum amount of which shall be $112,200,000.

“Tranche B Loan” means any Loan made by the Lenders pursuant to Section 2.01(c), and shall include any incremental Tranche B Loan made pursuant to Section 2.15 and “Tranche B Loans” means the aggregate principal amount of the Tranche B Loans of all the Banks.

“Tranche B Maturity Date” means January 4, 2010.

“Tranche C Commitment” means, with respect to any Bank, the obligation of such Bank to make Tranche C Loans in the principal amount set forth opposite its name in Schedule 1 attached hereto and made a part hereof, and “Tranche C Commitments” means the aggregate principal amount of the Tranche C Commitments of all the Banks, the initial maximum amount of which shall be $112,200,000.

“Tranche C Loan” means any Loan made by the Lenders pursuant to Section 2.01(d), and shall include any incremental Tranche C Loan made pursuant to Section 2.15 and “Tranche C Loans” means the aggregate principal amount of the Tranche C Loans of all the Banks.

“Tranche C Maturity Date” means January 3, 2011.

“UJV Combined Outstanding Indebtedness” means, as of any time, all indebtedness and liability for borrowed money, secured or unsecured, of the UJV’s, on a combined basis, including mortgage and other notes payable but excluding any indebtedness which is margin indebtedness on cash and cash equivalent securities, all as reflected in the balance sheets of each of the UJVs, prepared in accordance with GAAP.

“UJVs” means the unconsolidated joint ventures (including general and limited partnerships) in which Borrower owns a beneficial interest and which are accounted for under the equity method in Borrower’s Consolidated Financial Statements.

“Unencumbered” means, with respect to any asset, that such asset is not, and the direct or indirect interests of Borrower therein are not, subject to any Lien to secure all or any portion of Secured Indebtedness.

“Unencumbered Asset Value” means, as of the end of any calendar quarter, without duplication, (1) Unencumbered Wholly-Owned Combined EBITDA for such quarter, annualized (i.e., multiplied by four (4)), capitalized at a rate of 6.75% per annum (i.e., divided by 6.75%), plus (2) Unencumbered Non-Wholly-Owned Combined EBITDA for such quarter, annualized (i.e., multiplied by four (4)), capitalized at a rate of 6.75% per annum (i.e., divided by 6.75%), plus (3) the aggregate book value (on a cost basis) of Unencumbered Land and Construction-in-Process, plus (4) the aggregate book value (on a cost basis) of Unencumbered Assets of Borrower and its Consolidated Business which are Acquisition Assets plus Borrower’s beneficial interest in the book value (on a cost basis) of Unencumbered Assets of the UJVs that are Acquisition Assets (and for which Borrower substantially controls the financing and sale), plus (5) unrestricted Cash and Cash

Equivalents of Borrower and its Consolidated Businesses, as of the end of such quarter, as reflected in Borrower’s Consolidated Financial Statements, to the extent the same are Unencumbered, plus (6) the value of all Eligible Cash 1031 Proceeds resulting from the sale of Unencumbered Assets, to the extent the same are Unencumbered, plus (7) the value (at the lower of cost or market in accordance with GAAP) of Performing Notes held by Borrower and its Consolidated Businesses, to the extent the same are Unencumbered;

provided that the sum of clauses (2), (3) and (7) above shall not exceed 30% of Unencumbered Asset Value.

“Unencumbered Assets” are income-producing assets, reflected on Borrower’s Consolidated Financing Statements, owned (in whole or in part), directly or indirectly by Borrower which (1) are Unencumbered and (2) have been improved by buildings or other improvements that have been issued a certificate of occupancy (or its equivalent) and are fully operational.  Notwithstanding the foregoing, if an asset that would otherwise qualify as an Unencumbered Asset is owned by a Consolidated Business that has any Recourse Debt, such asset shall not constitute, and may not be treated as, an Unencumbered Asset unless and until the earlier to occur of (x) such Recourse Debt has been repaid in full in cash and all loan documents evidencing such Recourse Debt have been terminated and (y) such Consolidated Business executes and delivers to the Administrative Agent, for the benefit of the Administrative Agent and the Banks, a guaranty of the Obligations in substantially the form of Exhibit F attached hereto.

“Unencumbered Land and Construction-in-Process” means all land held for future development and Construction-in-Process reflected on Borrower’s Consolidated Financial Statements, which are wholly-owned, directly or indirectly, by Borrower and are Unencumbered.

“Unencumbered Non-Wholly-Owned Combined EBITDA” means that portion of Combined EBITDA attributable to Unencumbered Assets that are not Unencumbered Wholly-Owned Assets but for which the Borrower substantially controls the sale or financing of such Unencumbered Asset (assuming general and administrative expense is allocated proportionately to Unencumbered Assets).

“Unencumbered Wholly-Owned Assets” means Unencumbered Assets which are Wholly-Owned Assets.

“Unencumbered Wholly-Owned Combined EBITDA” means that portion of Combined EBITDA attributable to Unencumbered Wholly-Owned Assets (assuming general and administrative expense is allocated proportionately to Unencumbered Wholly-Owned Assets).

“Unsecured Indebtedness” means that portion of Total Outstanding Indebtedness that is not secured by a Lien.

“Wholly-Owned Assets” means income-producing assets, which are reflected on Borrower’s Consolidated Financial Statements, and are wholly-owned, directly or indirectly, by Borrower.

Section 1.02         Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP, and all financial data required to be delivered hereunder shall be prepared in accordance with GAAP.

Section 1.03         Computation of Time Periods.  Except as otherwise provided herein, in this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and words “to” and “until” each means “to but excluding”.

Section 1.04         Rules of Construction.  Except as provided otherwise, when used in this Agreement (1) “or” is not exclusive; (2) a reference to a Law includes any amendment, modification or supplement to, or replacement of, such Law; (3) a reference to a Person includes its permitted successors and permitted assigns; (4) all terms used in the singular shall have a correlative meaning when used in the plural and vice versa; (5) a reference to an agreement, instrument or document shall include such agreement, instrument or document as the same may be amended, modified or supplemented from time to time in accordance with its terms and as permitted by the Loan Documents; (6) all references to Articles, Sections or Exhibits shall be to Articles, Sections and Exhibits of this Agreement unless otherwise indicated; (7) “hereunder”, “herein”, “hereof” and the like refer to this Agreement as a whole; and (8) all Exhibits to this Agreement shall be incorporated into this Agreement.

ARTICLE II

THE LOANS

Section 2.01         Loans; Purpose.

(a)           Subject to the terms and conditions of this Agreement, the Banks agree to make loans to Borrower as provided in this Article II.

(b)           Tranche A Loans.  Each of the Banks with a Tranche A Commitment hereby severally and not jointly agrees to make a term loan in a single draw in Dollars to Borrower on the Effective Date (each such loan by a Bank, a “Tranche A Loan”) in an amount up to its Tranche A Commitment.  The Tranche A Commitments shall expire at 5:00 p.m. (New York time) on the earlier of the Effective Date or May 30, 2008.  Notwithstanding the foregoing, any incremental Tranche A Loans shall be made in accordance with Section 2.15.

(c)           Tranche B Loans.  Each of the Banks with a Tranche B Commitment hereby severally and not jointly agrees to make a term loan in a single draw in Dollars to Borrower on the Effective Date (each such loan by a Bank, a “Tranche B Loan”) in an amount up to its Tranche B Commitment.  The Tranche B Commitments shall expire at 5:00 p.m. (New York time) on the earlier of the Effective Date or May 30, 2008.  Notwithstanding the foregoing, any incremental Tranche B Loans shall be made in accordance with Section 2.15.

(d)           Tranche C Loans.  Each of the Banks with a Tranche C Commitment hereby severally and not jointly agrees to make a term loan in a single draw in Dollars to Borrower on the Effective Date (each such loan by a Bank, a “Tranche C Loan”) in an amount up to its Tranche C Commitment.  The Tranche C Commitments shall expire at 5:00 p.m. (New York time) on the earlier of the Effective Date or May 30, 2008.  Notwithstanding the

foregoing, any incremental Tranche C Loans shall be made in accordance with Section 2.15.

(e)           The obligations of the Banks under this Agreement are several, and no Bank shall be responsible for the failure of any other Bank to make any advance of a Loan to be made by such other Bank.  However, the failure of any Bank to make any advance of the Loan to be made by it hereunder on the date specified therefor shall not relieve any other Bank of its obligation to make any advance of its Loan specified hereby to be made on such date.

(f)            Borrower shall use the proceeds of the Loans for general capital and working capital requirements of Borrower and its Consolidated Businesses and UJVs (which shall include, but not be limited to, Acquisitions and/or costs incurred in connection with the development, construction or reconstruction of multi-family real estate properties).  In no event shall proceeds of the Loans be used in a manner that would violate Regulation U or in connection with a hostile acquisition.

Section 2.02         [Intentionally deleted].

Section 2.03         Procedures for Advances.  In the case of an advance of the Loans hereunder on the Effective Date or any Increased Amount Date, Borrower shall submit to Administrative Agent an irrevocable request for such advance, stating the amount requested and certifying the purpose, in general terms, for which such advance is to be used, no later than 11:00 a.m. (New York time) on the date, in the case of an advance of Base Rate Loans, which is one (1) Banking Day, and, in the case of an advance of LIBOR Loans, which is three (3) Banking Days, prior to the date such advance is to be made.  Administrative Agent, on the Banking Day of its receipt and approval of the request for advance, will so notify the Banks either by telephone or by facsimile.  Not later than 11:00 a.m. (New York time) on the date of such advance, each Bank shall, through its Applicable Lending Office and subject to the conditions of this Agreement, make the amount to be advanced by it on such day available to Administrative Agent, at Administrative Agent’s Office and in immediately available funds for the account of Borrower.  The amount so received by Administrative Agent shall, subject to the conditions of this Agreement, be made available to Borrower, in immediately available funds, by Administrative Agent’s crediting an account of Borrower designated by Borrower and maintained with Administrative Agent at Administrative Agent’s Office.

Section 2.04         Interest Periods; Renewals.  In the case of the LIBOR Loans, Borrower shall select an Interest Period of any duration in accordance with the definition of Interest Period in Section 1.01, subject to the following limitations: (1) no Interest Period may extend beyond the Tranche A Maturity Date, Tranche B Maturity Date or Tranche C Maturity Date, as the case may be; and (2) if an Interest Period would end on a day which is not a Banking Day, such Interest Period shall be extended to the next Banking Day, unless such Banking Day would fall in the next calendar month, in which event such Interest Period shall end on the immediately preceding Banking Day.  Only an aggregate of six (6) discrete segments of a Bank’s Loans bearing interest at a LIBOR Interest Rate, for a designated Interest Period, pursuant to a particular Election, Conversion or Continuation, may be outstanding at any one time (each such segment of each Bank’s Loans corresponding to a proportionate segment of each of the other Banks’ Loans).  Upon notice to Administrative Agent as provided in Section 2.13, Borrower may Continue any LIBOR Loan on the last day of the Interest Period of the same or different duration in accordance with the limitations provided above.  If Borrower shall fail to give notice to Administrative Agent of such a Continuation, such LIBOR Loan shall automatically become a LIBOR Loan with an Interest Period of one (1) month on the last day of the current Interest Period.  Administrative Agent shall notify each of the Banks, either by telephone or by facsimile, at least two (2) Banking Days prior to the termination of the Interest Period in question in the event of such failure by Borrower to give such notice of Continuation.

Section 2.05         Interest.  Borrower shall pay interest to Administrative Agent for the account of the applicable Bank on the outstanding and unpaid principal amount of the Loans, at a rate per annum as follows: (1) for Base Rate Loans at a rate equal to the Base Rate plus the Applicable Margin and (2) for LIBOR Loans at a rate equal to the applicable LIBOR Interest Rate plus the Applicable Margin.  Any principal amount not paid when due (when scheduled, at acceleration or otherwise) shall bear interest thereafter, payable on demand, at the Default Rate.

The interest rate on Base Rate Loans shall change when the Base Rate changes.  Interest on Base Rate Loans and LIBOR Loans shall not exceed the maximum amount permitted under applicable Law.  Interest shall be calculated for the actual number of days elapsed on the basis of three hundred sixty (360) days.

Accrued interest shall be due and payable in arrears upon and with respect to any payment or prepayment of principal and on the first Banking Day of each calendar month; provided, however, that interest accruing at the Default Rate shall be due and payable on demand.

Section 2.06         Fees.  Borrower agrees to pay to and for the accounts of the parties specified therein, the fees provided for in the Fee Letter and the Supplemental Fee Letter.

Section 2.07         Notes.  Each Tranche A Loan, Tranche B Loan and Tranche C Loan made by each Bank under this Agreement shall be evidenced by, and repaid with interest in accordance with, a separate promissory note of Borrower in the form of EXHIBIT B duly completed and executed by Borrower (each a “Note”).  Each Bank is hereby authorized by Borrower to endorse on the schedule attached to each Note held by it, the amount of each advance and each payment of principal received by such Bank for the account of its Applicable Lending Office(s) on account of such Loan, which endorsement shall, in the absence of manifest error, be conclusive as to the outstanding balance of such Loan made by such Bank.  In case of any loss, theft, destruction or mutilation of any Bank’s Note, Borrower shall, upon its receipt of an affidavit of an officer of such Bank as to such loss, theft, destruction or mutilation and an appropriate indemnification, execute and deliver a replacement Note to such Bank in the same principal amount and otherwise of like tenor as the lost, stolen, destroyed or mutilated Note.

Section 2.08         Repayments; Prepayments.

(a)           The Borrower promises to pay on the Tranche A Maturity Date, and there shall become absolutely due and payable on the Tranche A Maturity Date, all of the Tranche A Loans outstanding on such date, together with any and all accrued and unpaid interest thereon.  The Borrower promises to pay on the Tranche B Maturity Date, and there shall become absolutely due and payable on the Tranche B Maturity Date, all of the Tranche B Loans outstanding on such date, together with any and all accrued and unpaid interest thereon.  The Borrower promises to pay on the Tranche C Maturity Date, and there shall become absolutely due and payable on the Tranche C Maturity Date, all of the Tranche C Loans outstanding on such date, together with any and all accrued and unpaid interest thereon.

(b)           Without prepayment premium or penalty but subject to Section 3.05, Borrower may, upon at least one (1) Banking Day’s notice to Administrative Agent in the case of the Base Rate Loans, and at least three (3) Banking Days’ notice to Administrative Agent (who shall provide such notice, promptly upon receipt, to each of the Banks) in the case of LIBOR Loans, prepay the Loans, provided that (1) any partial prepayment under this Section shall be in integral multiples of $500,000; (2) a LIBOR Loan may be prepaid at any time, subject, however, to the provisions of Section 3.05; (3) each prepayment under this Section shall include all interest accrued on the amount of principal prepaid through the date of prepayment and (4) each prepayment under this Section shall be applied (A) so long as no Event of Default has occurred and is continuing, to the Tranche A Loans, the Tranche B Loans and the Tranche C Loans as elected by the Borrower and (B) if an Event of Default has occurred and is continuing, to the Loans pro-rata across the Tranche A Loans, the Tranche B Loans and the Tranche C Loans.

(c)           Any Loans that are repaid or prepaid may not be reborrowed.

Section 2.09         [Intentionally Deleted].

Section 2.10         Method of Payment.  Borrower shall make each payment under this Agreement and under the Notes not later than 11:00 a.m. (New York time) on the date when due in Dollars to Administrative Agent at Administrative Agent’s Office in immediately available funds.  Administrative Agent will thereafter, on the day of its receipt of each such payment, cause to be distributed to each Bank (1) such Bank’s appropriate share determined pursuant to Section 10.15 of the payments of principal and interest in like funds for the account of such Bank’s Applicable Lending Office; and (2) fees payable to such Bank in accordance with the terms of this Agreement.  In the event Administrative Agent fails to pay funds received from Borrower to the Banks on the date on which Borrower is credited with payment, Administrative Agent shall pay interest on such amounts at the Federal Funds Rate until such payment to the Banks is made.  Borrower hereby authorizes Administrative Agent and the Banks, if and to the extent payment by Borrower is not made when due under this Agreement or under the Notes, to charge from time to time against any account Borrower maintains with Administrative Agent or any Bank any amount so due to Administrative Agent and/or the Banks.  Except to the extent provided in this Agreement, whenever any payment to be made under this Agreement or under the Notes is due on any day other than a Banking Day, such payment shall be made on the next succeeding Banking Day, and such extension of time shall in such case be included in the computation of the payment of interest and other fees, as the case may be.

Section 2.11         Elections, Conversions or Continuation of Loans.  Subject to the provisions of Article III and Sections 2.04 and 2.12, Borrower shall have the right to Elect to have all or a portion of any advance of the Loans be LIBOR Loans, to Convert Base Rate Loans into

LIBOR Loans, to Convert LIBOR Loans into Base Rate Loans, or to Continue LIBOR Loans as LIBOR Loans, at any time or from time to time, provided that (1) Borrower shall give Administrative Agent notice of each such Election, Conversion or Continuation as provided in Section 2.13; and (2) a LIBOR Loan may be Converted or Continued only on the last day of the applicable Interest Period for such LIBOR Loan.  Except as otherwise provided in this Agreement, each Election, Continuation and Conversion shall be applicable to each Bank’s Loan in accordance with its applicable Pro Rata Share.

Section 2.12         Minimum Amounts.  With respect to the Loans (or any portion thereof), each Election and each Conversion shall be in an amount at least equal to $1,000,000 and in integral multiples of $500,000.

Section 2.13         Certain Notices Regarding Elections, Conversions and Continuations of Loans.  Notices by Borrower to Administrative Agent of Elections, Conversions and Continuations of LIBOR Loans shall be irrevocable and shall be effective only if received by Administrative Agent not later than 10:30 a.m. (New York time) on the number of Banking Days prior to the date of the relevant Election, Conversion or Continuation specified below:

Number of Banking Days Prior Notice

Conversions into Base Rate Loans	two (2)

Elections of, Conversions into or Continuations as, LIBOR Loans	three (3)

Promptly following its receipt of any such notice, and no later than the close of business on the Banking Day of such receipt, Administrative Agent shall so advise the Banks either by telephone or by facsimile.  Each such notice of Election shall specify the portion of the amount of the advance that is to be LIBOR Loans (subject to Section 2.12) and the duration of the Interest Period applicable thereto (subject to Section 2.04); each such notice of Conversion shall specify the LIBOR Loans or Base Rate Loans to be Converted; and each such notice of Conversion or Continuation shall specify the date of Conversion or Continuation (which shall be a Banking Day), the amount thereof (subject to Section 2.12) and the duration of the Interest Period applicable thereto (subject to Section 2.04).  In the event that Borrower fails to Elect to have any portion of an advance of the Loans be LIBOR Loans, the entire amount of such advance shall constitute Base Rate Loans.  In the event that Borrower fails to Continue LIBOR Loans within the time period and as otherwise provided in this Section, such LIBOR Loans will automatically become LIBOR Loans with an Interest Period of one (1) month on the last day of the then current applicable Interest Period for such LIBOR Loans.  Administrative Agent shall notify each of the Banks, either by telephone or by facsimile, at least two (2) Banking Days prior to the termination of the Interest Period in question in the event of such failure by Borrower.

Section 2.14         Late Payment Premium.  Borrower shall, at Administrative Agent’s option and upon notice to Borrower, pay to Administrative Agent for the account of the Banks a late payment premium in the amount of 4% of any payments of interest under the Loans made more than ten (10) days after the due date thereof, which shall be due with any such late payment.

Section 2.15         Incremental Term Loans

(a)           The Borrower may, by written notice to the Syndication Agent on two occasions during the period from the Closing Date to the six-month anniversary of the Closing Date, request incremental Loan Commitments in an amount not to exceed the aggregate amount of $70,000,000 (the “Incremental Limit”) (such that the aggregate amount of all initial Loans and incremental Loans made hereunder shall not exceed $400,000,000) from one or more additional Banks (which may include any existing Bank) willing to provide such incremental Loans in their own discretion; provided, that each incremental Bank shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld) unless such incremental Bank is a Bank or an Affiliate of a Bank.  Such notice shall set forth (i) the amount of the incremental Loan Commitments being requested, which must be at least $20,000,000, and (ii) the date on which such incremental Loan Commitments are requested to become effective (the “Increased Amount Date”).  Any incremental Loan Commitments shall be allocated pro-rata across the Tranche A Loans, the Tranche B Loans and the Tranche C Loans.

(b)           The Borrower and each incremental Bank shall execute and deliver to the Administrative Agent such documentation as the Administrative Agent shall reasonably specify to evidence the incremental Loan Commitment of such incremental Bank.  Each of the parties hereto hereby agrees that, upon the effectiveness of any such documentation, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the incremental Loan Commitments and incremental Loans evidenced thereby, and new Note(s) shall be issued and the Borrower shall make such borrowings without the consent of the Banks other than those Banks with incremental Loan Commitments.  The fees payable by the Borrower upon any such incremental Loan Commitments shall be agreed upon by the Administrative Agent, the Banks with incremental Loan Commitments and the Borrower at the time of such increase.

Notwithstanding the foregoing, nothing in this Section 2.15 shall constitute or be deemed to constitute an agreement by any Bank to increase its Loan Commitments or make incremental Loans hereunder.

(c)           Notwithstanding the foregoing, no incremental Loan Commitment shall become effective under this Section 2.15 and no incremental Loans shall be made unless (i) on the date of such effectiveness, the conditions set forth in Section 4.02 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a financial officer of the Borrower, (ii) the Administrative Agent shall have received new Note(s), customary legal opinions, board resolutions and other customary closing certificates and documentation as required by the relevant amendment or other documentation and, to the extent required by the Administrative Agent, consistent with those delivered on the Effective Date under Section 4.01 and such additional customary documents and filings as the Administrative Agent may reasonably require, and (iii) the Borrower shall be in pro forma compliance with the covenants set forth in Article VIII after giving effect to such incremental Loan Commitments, the Loans to be made thereunder and the application of the proceeds therefrom as if made and applied on such date.

ARTICLE III

YIELD PROTECTION; ILLEGALITY, ETC.

Section 3.01         Additional Costs.  Borrower shall pay directly to each Bank from time to time on demand such amounts as such Bank may determine to be necessary to compensate it for any increased costs which such Bank determines are attributable to its making or maintaining a LIBOR Loan, or its obligation to make or maintain a LIBOR Loan, or its obligation to Convert a Base Rate Loan to a LIBOR Loan hereunder, or any reduction in any amount receivable by such Bank hereunder in respect of its LIBOR Loan or such obligations (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any Regulatory Change which:

(1)           changes the basis of taxation of any amounts payable to such Bank under this Agreement or the Notes in respect of any such LIBOR Loan (other than changes in the rate of general corporate, franchise, branch profit, net income or other income tax imposed on such Bank or its Applicable Lending Office by the jurisdiction in which such Bank has its principal office or such Applicable Lending Office); or

(2)           (other than to the extent the LIBOR Reserve Requirement is taken into account in determining the LIBOR Rate at the commencement of the applicable Interest Period) imposes or modifies any reserve, special deposit, deposit insurance or assessment, minimum capital, capital ratio or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Bank (including any LIBOR Loan or any deposits referred to in the definition of “LIBOR Interest Rate” in Section 1.01), or any commitment of such Bank (including such Bank’s Loan Commitment hereunder); or

(3)           imposes any other condition affecting this Agreement or the Notes (or any of such extensions of credit or liabilities).

Without limiting the effect of the provisions of the first paragraph of this Section, in the event that, by reason of any Regulatory Change, any Bank either (1) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits of other liabilities of such Bank which includes deposits by reference to which the LIBOR Interest Rate is determined as provided in this Agreement or a category of extensions of credit or other assets of such Bank which includes loans based on the LIBOR Interest Rate or (2) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if such Bank so elects by notice to Borrower (with a copy to Administrative Agent), the obligation of such Bank to permit Elections of, to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended (in which case the provisions of Section 3.04 shall be applicable) until such Regulatory Change ceases to be in effect.

Determinations and allocations by a Bank for purposes of this Section of the effect of any Regulatory Change pursuant to the first or second paragraph of this Section, on its costs or rate of return of making or maintaining its Loan or portions thereof or on amounts receivable by it in respect of its Loan or portions thereof, and the amounts required to compensate such Bank under this Section, shall be included in a calculation of such amounts given to Borrower and shall be conclusive absent manifest error.

Section 3.02         Limitation on Types of Loans.  Anything herein to the contrary notwithstanding, if, on or prior to the determination of the LIBOR Interest Rate for any Interest Period:

(1)           Administrative Agent reasonably determines (which determination shall be conclusive), and provides Borrower, in writing, with reasonable detail supporting such determination, that quotations of interest rates for the relevant deposits referred to in the definition of “LIBOR Interest Rate” in Section 1.01 are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for the LIBOR Loans as provided in this Agreement; or

(2)           a Bank reasonably determines (which determination shall be conclusive), and provides Borrower, in writing, with reasonable detail supporting such determination, and promptly notifies Administrative Agent that the relevant rates of interest referred to in the definition of “LIBOR Interest Rate” in Section 1.01 upon the basis of which the rate of interest for LIBOR Loans for such Interest Period is to be determined do not adequately cover the cost to such Bank of making or maintaining such LIBOR Loan for such Interest Period;

then Administrative Agent shall give Borrower prompt notice thereof, and so long as such condition remains in effect, the Banks (or, in the case of the circumstances described in clause (2) above, the affected Bank) shall be under no obligation to permit Elections of LIBOR Loans, to Convert Base Rate Loans into LIBOR Loans or to Continue LIBOR Loans and Borrower shall, on the last day(s) of the then current Interest Period(s) for the affected outstanding LIBOR Loans, either (x) prepay the affected LIBOR Loans or (y) Convert the affected LIBOR Loans into Base Rate Loans in accordance with Section 2.11.

Section 3.03         Illegality.  Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Bank or its Applicable Lending Office to honor its obligation to make or maintain a LIBOR Loan hereunder, to allow Elections or Continuations of a LIBOR Loan or to Convert a Base Rate Loan into a LIBOR Loan, then such Bank shall promptly notify Administrative Agent and Borrower thereof and such Bank’s obligation to make or maintain a LIBOR Loan, or to permit Elections of, to Continue, or to Convert its Base Rate Loan into, a LIBOR Loan shall be suspended (in which case the provisions of Section 3.04 shall be applicable) until such time as such Bank may again make and maintain a LIBOR Loan.

Section 3.04         Treatment of Affected Loans.  If the obligations of any Bank to make or maintain a LIBOR Loan, or to permit an Election of a LIBOR Loan, to Continue its LIBOR Loan, or to Convert its Base Rate Loan into a LIBOR Loan, are suspended pursuant to Sections 3.01 or 3.03 (each LIBOR Loan so affected being herein called an “Affected Loan”), such Bank’s Affected Loan shall be automatically Converted into a Base Rate Loan on the last day of the then current

Interest Period for the Affected Loan (or, in the case of a Conversion (or conversion) required by Sections 3.01 or 3.03, on such earlier date as such Bank may specify to Borrower).

To the extent that such Bank’s Affected Loan has been so Converted (or the interest rate thereon so converted), all payments and prepayments of principal which would otherwise be applied to such Bank’s Affected Loan shall be applied instead to its Base Rate Loan and such Bank shall have no obligation to Convert its Base Rate Loan into a LIBOR Loan.

Section 3.05         Certain Compensation.  Other than in connection with a Conversion of an Affected Loan, Borrower shall pay to Administrative Agent for the account of the applicable Bank, upon the request of such Bank through Administrative Agent which request includes a calculation of the amount(s) due, such amount or amounts as shall be sufficient (in the reasonable opinion of such Bank) to compensate it for any non-administrative, actual loss, cost or expense which such Bank reasonably determines is attributable to:

(1)           any payment or prepayment of a LIBOR Loan made by such Bank, or any Conversion or Continuation of a LIBOR Loan made by such Bank, in any such case on a date other than the last day of an applicable Interest Period, whether by reason of acceleration or otherwise; or

(2)           any failure by Borrower for any reason to Convert a Base Rate Loan or a LIBOR Loan or Continue a LIBOR Loan to be Converted or Continued by such Bank on the date specified therefor in the relevant notice under Section 2.13; or

(3)           any failure by Borrower to borrow (or to qualify for a borrowing of) a LIBOR Loan which would otherwise be made hereunder on the date specified in the relevant Election notice under Section 2.13.

Without limiting the foregoing, such compensation shall include any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after the date of such payment, prepayment, Conversion or Continuation (or failure to Convert, Continue or borrow).  A determination of any Bank as to the amounts payable pursuant to this Section shall be conclusive absent manifest error.  No Bank shall make any request pursuant to this Section 3.05 unless such amounts due to, and costs incurred by, such Bank are equal to or greater than $100.

Section 3.06         Capital Adequacy.  If any Bank shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank’s obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within fifteen (15) days after demand by such Bank (with a copy to Administrative

Agent), Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction.  A certificate of any Bank claiming compensation under this Section, setting forth in reasonable detail the basis therefor, shall be conclusive absent manifest error.

Section 3.07         Substitution of Banks.  If any Bank (an “Affected Bank”) (1) makes demand upon Borrower for (or if Borrower is otherwise required to pay) Additional Costs pursuant to Section 3.01 or (2) is unable to make or maintain a LIBOR Loan as a result of a condition described in Section 3.03 or clause (2) of Section 3.02, Borrower may, within ninety (90) days of receipt of such demand or notice (or the occurrence of such other event causing Borrower to be required to pay Additional Costs or causing said Section 3.03 or clause (2) of Section 3.02 to be applicable), as the case may be, give written notice (a “Replacement Notice”) to Administrative Agent and to each Bank of Borrower’s intention either (x) to prepay in full the Affected Bank’s Note(s) and to terminate the Affected Bank’s entire Loan Commitment or (y) to replace the Affected Bank with another financial institution (the “Replacement Bank”) designated in such Replacement Notice.  In the event Borrower opts to give the notice provided for in clause (x) above, and if the Affected Bank shall not agree within thirty (30) days of its receipt thereof to waive the payment of the Additional Costs in question or the effect of the circumstances described in Section 3.03 or clause (2) of Section 3.02, then, so long as no Default or Event of Default shall exist, Borrower may (notwithstanding the provisions of clause (2) of Section 2.09(a)) terminate the Affected Bank’s entire Loan Commitment, provided that in connection therewith it pays to the Affected Bank all outstanding principal and accrued and unpaid interest under the Affected Bank’s Note(s), together with all other amounts, if any, due from Borrower to the Affected Bank, including all amounts properly demanded and unreimbursed under Sections 3.01 and 3.05.

In the event Borrower opts to give the notice provided for in clause (y) above, and if (i) Administrative Agent shall, within thirty (30) days of its receipt of the Replacement Notice, notify Borrower and each Bank in writing that the Replacement Bank is reasonably satisfactory to Administrative Agent and (ii) the Affected Bank shall not, prior to the end of such thirty (30)-day period, agree to waive the payment of the Additional Costs in question or the effect of the circumstances described in Section 3.03 or clause (2) of Section 3.02, then the Affected Bank shall, so long as no Default or Event of Default shall exist, assign its Note(s) and all of its rights and obligations under this Agreement to the Replacement Bank, and the Replacement Bank shall assume all of the Affected Bank’s rights and obligations, pursuant to an agreement, substantially in the form of an Assignment and Acceptance, executed by the Affected Bank and the Replacement Bank in accordance with Section 12.05.  In connection with such assignment and assumption, the Replacement Bank shall pay to the Affected Bank an amount equal to the outstanding principal amount under the Affected Bank’s Note(s) plus all interest accrued thereon, plus all other amounts, if any (other than the Additional Costs in question), then due and payable to the Affected Bank; provided, however, that prior to or simultaneously with any such assignment and assumption, Borrower shall have paid to such Affected Bank all amounts properly demanded and unreimbursed under Sections 3.01 and 3.05.  Upon the effective date of such assignment and assumption, the Replacement Bank shall become a Bank party to this Agreement and shall have all the rights and obligations of a Bank as set forth in such Assignment and Acceptance, and the Affected Bank shall be released from its obligations hereunder, and no further consent or action by any party shall be required.  Upon the consummation of any assignment pursuant to this Section, substitute Note(s) shall be issued to the Replacement Bank by Borrower, in exchange for the return of the Affected

Bank’s Note(s).  The obligations evidenced by such substitute note shall constitute “Obligations” for all purposes of this Agreement and the other Loan Documents.  In connection with Borrower’s execution of substitute notes as aforesaid, Borrower shall deliver to Administrative Agent evidence, satisfactory to Administrative Agent, of all requisite corporate action to authorize Borrower’s execution and delivery of the substitute notes and any related documents.  If the Replacement Bank is not incorporated under the Laws of the United States of America or a state thereof, it shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to Borrower and Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 10.13.  Each Replacement Bank shall be deemed to have made the representations contained in, and shall be bound by the provisions of, Section 10.13.

Borrower, Administrative Agent and the Banks shall execute such modifications to the Loan Documents as shall be reasonably required in connection with and to effectuate the foregoing.

Section 3.08         Applicability.  The provisions of this Article III shall be applied to Borrower so as not to discriminate against Borrower vis-a-vis similarly situated customers of the Banks.

Section 3.09         Time for Notices.  No Bank shall be entitled to compensation under Section 3.01 or Section 3.06 for any costs incurred or reduction suffered with respect to any date unless such Bank shall have notified the Borrower that it will demand compensation for such costs or reduction (such notice to provide a computation of such costs or reductions) not more than one hundred and twenty (120) days after such Bank has obtained actual knowledge of an event entitling it to such compensation, except that if such event giving rise to compensation is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.01         Conditions Precedent to the Initial Advance.  The obligations of the Banks hereunder and the obligation of each Bank to make the Loans are subject to the condition precedent that Administrative Agent shall have received and approved each of the following documents and each of the following requirements shall have been fulfilled:

(1)           Fees and Expenses.  The payment of (a) all fees and expenses incurred by Syndication Agent and Administrative Agent (including, without limitation, the reasonable fees and expenses of legal counsel) and (b) those fees specified in the Fee Letter and the Supplemental Fee Letter to be paid by Borrower on or before the Closing Date, including the closing fees payable to the Banks;

(2)           Loan Agreement and Notes.  This Agreement and the Notes for each of the Banks signatory hereto, each duly executed by Borrower;

(3)           Financial Statements.  Audited Borrower’s Consolidated Financial Statements as of and for the year ended December 31, 2007;

(4)           Evidence of Formation of Borrower.  Certified (as of the Closing Date) copies of Borrower’s certificate of incorporation and by-laws, with all amendments thereto, and a certificate of the Secretary of State of the jurisdiction of formation as to its good standing therein;

(5)           Evidence of All Corporate Action.  Certified (as of the Closing Date) copies of all documents evidencing the corporate action taken by Borrower authorizing the execution, delivery and performance of the Loan Documents and each other document to be delivered by or on behalf of Borrower pursuant to this Agreement;

(6)           Incumbency and Signature Certificate of Borrower.  A certificate (dated as of the Closing Date) of the secretary of Borrower certifying the names and true signatures of each person authorized to sign on behalf of Borrower;

(7)           Solvency Certificate.  A duly executed Solvency Certificate;

(8)           Opinion of Counsel for Borrower.  A favorable opinion, dated the Closing Date, of Goodwin Procter LLP, counsel for Borrower, as to such matters as Administrative Agent may reasonably request;

(9)           Authorization Letter.  The Authorization Letter, duly executed by Borrower;

(10)         Request for Advance.  A request for an advance in accordance with Section 2.03;

(11)         Certificate.  The following statements shall be true and Administrative Agent shall have received a certificate dated the Closing Date signed by a duly authorized signatory of Borrower stating, to the best of the certifying party’s knowledge, the following:

(a)           All representations and warranties contained in this Agreement and in each of the other Loan Documents are true and correct on and as of the Closing Date as though made on and as of such date, and

(b)           No Default or Event of Default has occurred and is continuing, or could result from the transactions contemplated by this Agreement and the other Loan Documents; and

(c)           No Material Adverse Change exists on and as of the Closing Date;

(12)         Fee Letters.  The Fee Letter and Supplemental Fee Letter, duly executed by Borrower;

(13)         Covenant Compliance.  A covenant compliance certificate of the sort required by paragraph (3) of Section 6.09 for the most recent calendar quarter for which Borrower is required to report financial results; and

(14)         Additional Materials.  Such other approvals, documents, instruments or opinions as Administrative Agent may reasonably request.

Section 4.02         Conditions Precedent to Each Advance.  The obligation of each Bank to make each advance of the Loans shall be subject to satisfaction of the following conditions precedent:

(1)           All conditions of Section 4.01 shall have been and remain satisfied as of the date of such advance;

(2)           No Default or Event of Default shall have occurred and be continuing as of the date of the advance or would result from the making of such advance;

(3)           Each of the representations and warranties contained in this Agreement and in each of the other Loan Documents shall be true and correct in all material respects as of the date of the advance; and

(4)           Administrative Agent shall have received a request for an advance in accordance with Section 2.03.

Section 4.03         Deemed Representations.  Each request by Borrower for, and acceptance by Borrower of, an advance of proceeds of the Loans shall constitute a representation and warranty by Borrower that, as of both the date of such request and the date of such advance (1) no Default or Event of Default has occurred and is continuing or would result from the making of such advance and (2) each representation or warranty contained in this Agreement or the other Loan Documents is true and correct in all material respects.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Administrative Agent and each Bank as follows:

Section 5.01         Due Organization.  Borrower is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, has the power and authority to own its assets and to transact the business in which it is now engaged, and, if applicable, is duly qualified for the conduct of business and in good standing under the Laws of each other jurisdiction in which such qualification is required and where the failure to be so qualified would cause a Material Adverse Change.

Section 5.02         Power and Authority; No Conflicts; Compliance With Laws.  The execution, delivery and performance of the obligations required to be performed by Borrower of the Loan Documents are within the Borrower’s corporate powers, have been authorized by all necessary corporate action, and do not and will not (a) require the consent or approval of its shareholders or such consent or approval has been obtained, (b) contravene either its certificate of incorporation or by-laws, (c) to the best of Borrower’s knowledge, violate any provision of, or require any filing, registration, consent or approval under, any Law (including, without limitation, Regulation U), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it, (d) result in a breach of or constitute a default under or require any consent under any indenture or loan or credit agreement or any other agreement, lease or instrument to which it may be a party or by which it or its properties may be bound or affected except for consents which have been obtained, (e) result in, or require, the creation or imposition of any Lien, upon or with respect to any of its properties now owned or hereafter acquired or (f) to the best of Borrower’s knowledge, cause it to be in default under any such Law, order, writ, judgment, injunction, decree, determination or award or any such indenture, agreement, lease or instrument; to the best of its knowledge, Borrower is in material compliance with all Laws applicable to it and its properties.

Section 5.03         Legally Enforceable Agreements.  Each Loan Document has been duly executed and delivered by the Borrower and is a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar Laws affecting creditors’ rights generally.

Section 5.04         Litigation.  There are no actions, suits or proceedings pending or, to its knowledge, threatened against Borrower or any of its Affiliates before any court or arbitrator or any Governmental Authority which are reasonably likely to result in a Material Adverse Change or challenge the validity or enforceability of any of the Loan Documents.

Section 5.05         Good Title to Properties.  Borrower and each of its Material Affiliates have good, marketable and legal title to all of the properties and assets each of them purports to own (including, without limitation, those reflected in the Consolidated Financial Statements referred to in Section 5.13), only with exceptions which do not materially detract from the value of such property or assets or the use thereof in Borrower’s and such Material Affiliate’s business, and except to the extent that any such properties and assets have been encumbered or disposed of since the date of such financial statements without violating any of the covenants contained in Article VII or elsewhere in this Agreement.  Borrower and its Material Affiliates enjoy peaceful and undisturbed possession of all leased property necessary in any material respect in the conduct of their respective businesses.  All such leases are valid and subsisting and are in full force and effect.

Section 5.06         Taxes.  Borrower has filed all tax returns (federal, state and local) required to be filed and has paid all taxes, assessments and governmental charges and levies due and payable without the imposition of a penalty, including interest and penalties, except to the extent they are the subject of a Good Faith Contest. Borrower qualifies as a real estate investment trust under the Code.

Section 5.07         ERISA.  Borrower is in compliance in all material respects with all applicable provisions of ERISA.  Neither a Reportable Event nor a Prohibited Transaction has occurred with respect to any Plan which could result in liability of Borrower; no notice of intent to terminate a Plan has been filed nor has any Plan been terminated within the past five (5) years; no circumstance exists which constitutes grounds under Section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; Borrower and the ERISA Affiliates have not completely or partially withdrawn under Sections 4201 or 4204 of ERISA from a Multiemployer Plan; Borrower and the ERISA Affiliates have met the minimum funding requirements of Section 412 of the Code and Section 302 of ERISA of each with respect to the Plans of each and there is no material “Unfunded Current Liability” (as such quoted term is defined in ERISA) with respect to any Plan established or maintained by each; and Borrower and the ERISA Affiliates have not incurred any liability to the PBGC under ERISA (other than for the payment of premiums under Section 4007 of ERISA).  No part of the funds to be used by Borrower in satisfaction of its obligations under this Agreement constitute “plan assets” of any “employee benefit plan” within the meaning of ERISA or of any “plan” within the meaning of Section 4975(e)(1) of the Code, as interpreted by the Internal Revenue Service and the U.S. Department of Labor in rules, regulations, releases, bulletins or as interpreted under applicable case law.

Section 5.08         No Default on Outstanding Judgments or Orders, Etc.  Borrower and each of its Material Affiliates have satisfied all judgments which are not being appealed or which are not fully covered by insurance, and are not in default with respect to any judgment, order, writ, injunction, decree, rule or regulation of any court, arbitrator or federal, state, municipal or other Governmental Authority, commission, board, bureau, agency or instrumentality, domestic or foreign.

Section 5.09         No Defaults on Other Agreements.  Except as disclosed to Administrative Agent in writing (who shall provide such information, promptly upon receipt, to each of the Banks), Borrower is not a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any partnership, trust or other restriction which is likely to result in a Material Adverse Change.  Borrower is not in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument which is likely to result in a Material Adverse Change. Borrower and each of its Material Affiliates are in compliance in all material respects with all Laws applicable to it, except where no Material Adverse Change could reasonably be expected to occur as a result of such non-compliance.

Section 5.10         Government Regulation.  Borrower is not subject to regulation under the Investment Company Act of 1940 or any statute or regulation limiting its ability to incur indebtedness for money borrowed as contemplated hereby.

Section 5.11         Environmental Protection.  To the best of Borrower’s knowledge, none of Borrower’s or its Material Affiliates’ properties contains any Hazardous Materials that, under any Environmental Law currently in effect, (1) would impose liability on Borrower that is likely to result in a Material Adverse Change or (2) is likely to result in the imposition of a Lien on any assets of Borrower or its Material Affiliates, in each case if not properly handled in accordance with applicable Law or not covered by insurance or a bond, in either case reasonably satisfactory to Administrative Agent.  To the best of Borrower’s knowledge, neither it nor any of its Material Affiliates is in material violation of, or subject to any existing, pending or threatened material investigation or proceeding by any Governmental Authority under any Environmental Law.

Section 5.12         Solvency.  Borrower is, and upon consummation of the transactions contemplated by this Agreement, the other Loan Documents and any other documents, instruments or agreements relating thereto, will be, Solvent.

Section 5.13         Financial Statements.  The Borrower’s Consolidated Financial Statements most recently delivered to the Banks pursuant to the terms of this Agreement are in all material respects complete and correct and fairly present the financial condition of the subject thereof as of the dates of and for the periods covered by such statements, all in accordance with GAAP.  There has been no Material Adverse Change since the date of such most recently delivered Borrower’s Consolidated Financial Statements.

Section 5.14         Valid Existence of Affiliates.  At the Closing Date, the only Material Affiliates of Borrower are listed on EXHIBIT C.  Each Material Affiliate is a corporation, partnership or limited liability company duly organized and existing in good standing under the Laws of the jurisdiction of its formation.  As to each Material Affiliate, its correct name, the jurisdiction of its formation, Borrower’s percentage of beneficial interest therein, and the type of business in which it is primarily engaged, are set forth on said EXHIBIT C.  Borrower and each of its Material Affiliates have the power to own their respective properties and to carry on their respective businesses now being conducted.  Each Material Affiliate is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the respective businesses conducted by it or its respective properties, owned or held under lease, make such qualification necessary and where the failure to be so qualified would cause a Material Adverse Change.

Section 5.15         Insurance.  Borrower and each of its Material Affiliates have in force paid insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same type of business and similarly situated.

Section 5.16         Accuracy of Information; Full Disclosure.  Neither this Agreement nor any documents, financial statements, reports, notices, schedules, certificates, statements or other writings furnished by or on behalf of Borrower to Administrative Agent or any Bank in connection with the negotiation of this Agreement or the consummation of the transactions contemplated hereby, or required herein to be furnished by or on behalf of Borrower (other than projections which are made by Borrower in good faith), contains any untrue or misleading statement of a material fact or omits a material fact necessary to make the statements herein or therein not misleading.  To the best of Borrower’s knowledge, there is no fact which Borrower has not disclosed to Administrative Agent and the Banks in writing which materially affects adversely nor, so far as Borrower can now foresee, will materially affect adversely the business affairs or financial condition of Borrower or the ability of Borrower to perform this Agreement and the other Loan Documents.

Section 5.17         OFAC.  None of the Borrower, any of its Consolidated Businesses, or any Affiliate of the Borrower : (i) is a person named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or as otherwise published from time to time; (ii) is (A) an agency of the government of a country, (B) an organization controlled by a country, or (C) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time, as such program may be applicable to such agency, organization or person; or (iii) derives more than 15% of its assets or operating income from investments in or transactions with any such country, agency, organization or person.  None of the proceeds from the Loans will be used to finance any operations, investments or activities in, or make any payments to, any such country, agency, organization, or person.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any of the Notes or Loans shall remain unpaid or the Loan Commitments remain in effect, or any other amount is owing by Borrower to any Bank Party hereunder or under any other Loan Document, Borrower shall, and, in the case of Sections 6.01 through 6.07, inclusive, shall cause each of its Material Affiliates to:

Section 6.01         Maintenance of Existence.  Preserve and maintain its legal existence and good standing in the jurisdiction of its organization, and qualify and remain qualified as a foreign entity in each other jurisdiction in which such qualification is required except to the extent that failure to be so qualified in such other jurisdictions is not likely to result in a Material Adverse Change.

Section 6.02         Maintenance of Records.  Keep adequate records and books of account, in which complete entries will be made reflecting all of its financial transactions, in accordance with GAAP.

Section 6.03         Maintenance of Insurance.  At all times, maintain and keep in force insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same type of business and similarly situated, which insurance shall be acceptable to Administrative Agent and may provide for reasonable deductibility from coverage thereof.  In connection with the foregoing, it is understood that Borrower’s earthquake insurance coverage in place as of the Closing Date is acceptable to Administrative Agent.

Section 6.04         Compliance with Laws; Payment of Taxes.  Comply in all material respects with all Laws applicable to it or to any of its properties or any part thereof, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property, except to the extent they are the subject of a Good Faith Contest.

Section 6.05         Right of Inspection.  At any reasonable time and from time to time upon reasonable notice, permit Administrative Agent or any Bank or any agent or representative thereof to examine and make copies and abstracts from its records and books of account and visit its properties and to discuss its affairs, finances and accounts with the independent accountants of Borrower.

Section 6.06         Compliance With Environmental Laws.  Comply in all material respects with all applicable Environmental Laws and timely pay or cause to be paid all costs and expenses incurred in connection with such compliance, except to the extent there is a Good Faith Contest.

Section 6.07         Maintenance of Properties.  Do all things reasonably necessary to maintain, preserve, protect and keep its properties in good repair, working order and condition except where the cost thereof is not in Borrower’s best interests and the failure to do so would not result in a Material Adverse Change.

Section 6.08         Payment of Costs.  Pay all costs and expenses required for the satisfaction of the conditions of this Agreement.

Section 6.09         Reporting and Miscellaneous Document Requirements.  Furnish directly to Administrative Agent (who shall provide, promptly upon receipt, to each of the Banks):

(1)           Annual Financial Statements.  As soon as available and in any event within ninety (90) days after the end of each Fiscal Year, Borrower’s Consolidated Financial Statements as of the end of and for such Fiscal Year, in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior Fiscal Year and audited by Borrower’s Accountants (without a “going concern” or other extraordinary qualification or exception);

(2)           Quarterly Financial Statements.  As soon as available and in any event within forty-five (45) days after the end of each calendar quarter (other than the last quarter of the Fiscal Year), the unaudited Borrower’s Consolidated Financial Statements as of the end of and for such calendar quarter, in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior Fiscal Year;

(3)           Certificate of No Default and Financial Compliance.  Within ninety (90) days after the end of each Fiscal Year and within forty-five (45) days after the end of each calendar quarter, a certificate of Borrower’s chief financial officer or treasurer (a) stating that, to the best of his or her knowledge, no Default or Event of Default has occurred and is continuing, or if a Default or Event of Default has occurred and is continuing, specifying the nature thereof and the action which is proposed to be taken with respect thereto; (b) stating that the covenants contained in Sections 7.02, 7.03 and 7.04 and in Article VIII have been complied with (or specifying those that have not been complied with) and including computations demonstrating such compliance (or non-compliance); and (c) setting forth the details of all items comprising Capitalization Value, Unencumbered Asset Value, Total Outstanding Indebtedness, Secured Indebtedness, Interest Expense and Unsecured Indebtedness (including amount, maturity, interest rate and amortization requirements with respect to all Indebtedness);

(4)           Certificate of Borrower’s Accountants.  Simultaneously with the delivery of the annual financial statements required by paragraph (1) of this Section, (a) a statement of Borrower’s Accountants who audited such financial statements comparing the computations set forth in the financial compliance certificate required by paragraph (3) of this Section to the audited financial statements required by paragraph (1) of this Section and (b) when the audited financial statements required by paragraph (1) of this Section have a qualified auditor’s opinion, a statement of Borrower’s Accountants who audited such financial statements of whether any Default or Event of Default has occurred and is continuing;

(5)           Notice of Litigation.  Promptly after the commencement and knowledge thereof, notice of all actions, suits, and proceedings before any court or arbitrator, affecting Borrower which, if determined adversely to Borrower is likely to result in a Material Adverse Change;

(6)           Notices of Defaults and Events of Default.  As soon as possible and in any event within ten (10) days after Borrower becomes aware of the occurrence of a material Default or any Event of Default, a written notice (which notice shall state that it is a “Notice of Default”) setting forth the details of such Default or Event of Default and the action which is proposed to be taken with respect thereto;

(7)           Material Adverse Change.  As soon as is practicable and in any event within five (5) days after knowledge of the occurrence of any event or circumstance which is likely to result in or has resulted in a Material Adverse Change, written notice thereof;

(8)           Offices.  Thirty (30) days’ prior written notice of any change in the chief executive office or principal place of business of Borrower;

(9)           Environmental and Other Notices.  As soon as possible and in any event within ten (10) days after receipt, copies of all Environmental Notices received by Borrower which are not received in the ordinary course of business and which relate to a situation which is likely to result in a Material Adverse Change;

(10)         Insurance Coverage.  Promptly, such information concerning Borrower’s insurance coverage as Administrative Agent may reasonably request;

(11)         Proxy Statements, Etc.  Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports which Borrower or its Material Affiliates sends to its shareholders, and copies of all regular, periodic and special reports, and all registration statements which Borrower or its Material Affiliates files with the Securities and Exchange Commission or any Governmental Authority which may be substituted therefor, or with any national securities exchange;

(12)         Operating Statements.  As soon as available and in any event within forty-five (45) days after the end of each calendar quarter, an operating statement for each property directly or indirectly owned in whole or in part by Borrower; and

(13)         General Information.  Promptly, such other information respecting the condition or operations, financial or otherwise, of Borrower or any properties of Borrower as Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Sections 6.09(1), (2) or (11) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed in Section 12.07; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Bank and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Bank that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Bank and (ii) the Borrower shall notify the Administrative Agent and each Bank (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Bank shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Syndication Agent will make available to the Banks materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Banks may be “public-side” Banks (i.e., Banks that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”).  The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Syndication Agent, and the Banks to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws or any confidentiality agreement entered into by any Bank; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Syndication Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

ARTICLE VII

NEGATIVE COVENANTS

So long as any of the Notes or Loans shall remain unpaid, or the Loan Commitments remain in effect, or any other amount is owing by Borrower to any Bank Party hereunder or under any other Loan Document, Borrower shall not do any or all of the following:

Section 7.01         Mergers Etc.  Merge or consolidate with (except where Borrower is the surviving entity), or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired).

Section 7.02         Investments.  Directly or indirectly, make any loan or advance to any Person or purchase or otherwise acquire any capital stock, assets, obligations or other securities of, make any capital contribution to, or otherwise invest in, or acquire any interest in, any Person (any such transaction, an “Investment”) if such Investment constitutes the acquisition of a minority interest in a Person (a “Minority Interest”) and the amount of such Investment, together with the value of all other Minority Interests, would exceed 20% of Capitalization Value, determined as of the end of the most recent calendar quarter for which Borrower is required to have reported financial results pursuant to Section 6.09.  A 50% beneficial interest in a Person, in connection with which the holder thereof exercises joint control over such Person with the holder(s) of the other 50% beneficial interest, shall not constitute a “Minority Interest” for purposes of this Section.

Section 7.03         Sale of Assets.  Effect (i) a Disposition of any of its now owned or hereafter acquired assets (including equity interests therein), including assets in which Borrower owns a beneficial interest through its ownership of interests in joint ventures, (a) in one or more transactions after the Closing Date aggregating more than 25% of Capitalization Value or (b) if after giving effect to such Disposition, a Default or Event of Default would exist, or (ii) the granting of a Lien on any Unencumbered Wholly-Owned Assets or Unencumbered Land and Construction-In-Process, if after granting such Lien, a Default or Event of Default would exist.

Section 7.04         Distributions.  During the existence of any Event of Default, make, declare or pay, directly or indirectly, any dividend or distribution to any of its equity holders in an amount greater than the minimum dividend or distribution required under the Code to maintain the real estate investment trust status of Borrower under the Code, as evidenced by a detailed certificate of Borrower’s chief financial officer or treasurer reasonably satisfactory in form and substance to Administrative Agent; provided, however, that following acceleration of the maturity of the Notes, Borrower shall not, directly or indirectly, make, declare or pay any dividend or distribution to any of its equity holders.

ARTICLE VIII

FINANCIAL COVENANTS

So long as any of the Notes or Loans shall remain unpaid, or the Loan Commitments remain in effect, or any other amount is owing by Borrower to any Bank Party under this Agreement or under any other Loan Document, Borrower shall not permit or suffer any or all of the following:

Section 8.01         Relationship of Total Outstanding Indebtedness to Capitalization Value.  At any time, the ratio of Total Outstanding Indebtedness to Capitalization Value to exceed 60%; provided that such ratio may exceed 60% from time to time following an acquisition by Borrower and its Affiliates of real property assets so long as (a) such ratio does not exceed 65%, (b) such ratio ceases to exceed 60% within 180 days after each date such ratio first exceeded 60%, and (c) the Borrower provides a certificate of its chief financial officer or treasurer to the Administrative Agent when such ratio first exceeds 60% and when such ratio ceases to exceed 60%.

Section 8.02         Relationship of Combined EBITDA to Combined Debt Service.  For any calendar quarter, the ratio of (1) Combined EBITDA to (2) Combined Debt Service (each for the twelve (12)-month period ending with such quarter), to be less than 1.50 to 1.00.

Section 8.03         Ratio of Unsecured Indebtedness to Unencumbered Asset Value.  At any time, the ratio of (1) Unsecured Indebtedness to (2) Unencumbered Asset Value to exceed 65%.

Section 8.04         Relationship of Secured Indebtedness to Capitalization Value.  At any time, Secured Indebtedness to exceed 40% of Capitalization Value.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.01         Events of Default.  Any of the following events shall be an “Event of Default”:

(1)           If Borrower shall fail to pay the principal of any Notes or Loans as and when due, and such failure to pay shall continue unremedied for five (5) days after the due date of such amount; or fail to pay interest accruing on any Notes or Loans as and when due, and such failure to pay shall continue unremedied for five (5) days after written notice by Administrative Agent of such failure to pay; or fail to pay any fee or any other amount due under this Agreement, any other Loan Document or the Fee Letter or the Supplemental Fee Letter as and when due and such failure to pay shall continue unremedied for two (2) Banking Days after written notice by Administrative Agent of such failure to pay; or

(2)           If any representation or warranty made by Borrower in this Agreement or in any other Loan Document or which is contained in any certificate, document, opinion, financial or other statement furnished at any time under or in connection with a Loan Document shall prove to have been incorrect in any material respect on or as of the date made; or

(3)           If Borrower shall fail (a) to perform or observe any term, covenant or agreement contained in Article VII or Article VIII; or (b) to perform or observe any term, covenant or agreement contained in this Agreement (other than obligations specifically referred to elsewhere in this Section 9.01) or any Loan Document, or any other document executed by Borrower and delivered to Administrative Agent or the Banks in connection with the transactions contemplated hereby and such failure under this clause (b) shall remain unremedied for thirty (30) consecutive calendar days after notice thereof (or such shorter cure period as may be expressly prescribed in the applicable document); provided, however, that if any such default under clause (b) above cannot by its nature be cured within such thirty (30) day, or shorter, as the case may be, grace period and so long as Borrower shall have commenced cure within such thirty (30) day, or shorter, as the case may be, grace period and shall, at all times thereafter, diligently prosecute the same to completion, Borrower shall have an additional period, not to exceed sixty (60) days,  to cure such default; in no event, however, is the foregoing intended to effect an extension of the Tranche A Maturity Date, Tranche B Maturity Date or Tranche C Maturity Date, as the case may be; or

(4)           If Borrower or any Consolidated Business shall fail (a) to pay any Recourse Debt of the Borrower or such Consolidated Business (other than the payment obligations described in paragraph (1) of this Section) in an amount equal to or greater than $50,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) after the expiration of any applicable grace period, or (b) to perform or observe any material term, covenant, or condition under any agreement or instrument relating to any such Debt, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of, after the giving of notice or the lapse of time, or both (other than in cases where, in the judgment of the Required Banks, meaningful discussions likely to result in (i) a waiver or cure of the failure to perform or observe, or (ii) otherwise averting such acceleration are in progress between Borrower and the obligee of such Debt), the maturity of such Debt, or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled or otherwise required prepayment), prior to the stated maturity thereof; or

(5)           If Borrower, or any Affiliate of Borrower to which $50,000,000 or more of Capitalization Value is attributable, shall (a) generally not, or be unable to, or shall admit in writing its inability to, pay its debts as such debts become due; or (b) make an assignment for the benefit of creditors, petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial part of its assets; or (c) commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation Law of any jurisdiction, whether now or hereafter in effect; or (d) have had any such petition or application filed or any such proceeding shall have been commenced, against it, in which an adjudication or appointment is made or order for relief is entered, or which petition, application or proceeding remains undismissed or unstayed for a period of sixty (60) days or more; or (e) be the subject of any proceeding under which all or a substantial part of its assets may be subject to seizure, forfeiture or divestiture; or (f) by any act or omission indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or trustee for all or any substantial part of its property; or (g) suffer any such custodianship, receivership or trusteeship for all or any substantial part of its property, to continue undischarged for a period of sixty (60) days or more; or

(6)           If one or more judgments, decrees or orders for the payment of money in an amount in excess of 5% of Consolidated Tangible Net Worth (excluding any such judgments, decrees or orders which are fully covered by insurance) in the aggregate shall be rendered against Borrower or any of its Material Affiliates, and any such judgments, decrees or orders shall continue unsatisfied and in effect for a period of thirty (30) consecutive days without being vacated, discharged, satisfied or stayed or bonded pending appeal; or

(7)           If any of the following events shall occur or exist with respect to Borrower or any ERISA Affiliate: (a) any Prohibited Transaction involving any Plan; (b) any Reportable Event with respect to any Plan; (c) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan; (d) any event or circumstance which would constitute grounds for the termination of, or for the appointment of a trustee to administer, any Plan under Section 4042 of ERISA, or the institution by the PBGC of proceedings for any such termination or appointment under Section 4042 of ERISA; or (e) complete or partial withdrawal under Section 4201 or 4204 of ERISA from a Multiemployer Plan or the reorganization, insolvency, or termination of any Multiemployer Plan; and in each case above, if such event or conditions, if any, could in the reasonable opinion of any Bank subject Borrower to any tax, penalty, or other liability to a Plan, Multiemployer Plan, the PBGC or otherwise (or any combination thereof) which in the aggregate exceeds or is likely to exceed $50,000; or

(8)           If at any time Borrower is not a qualified real estate investment trust under Sections 856 through 860 of the Code or is not a publicly traded company listed on the New York Stock Exchange; or

(9)           If at any time any portion of Borrower’s assets constitute plan assets for ERISA purposes (within the meaning of C.F.R. §2510.3-101); or

(10)         If, in the reasonable judgment of all of the Banks (and the basis for such determination is provided to Borrower in writing in reasonable detail), there shall occur a Material Adverse Change; or

(11)         If, during any period of up to twelve (12) consecutive months commencing on or after the Closing Date, individuals who were directors of Borrower at the beginning of such period (the “Continuing Directors”), plus any new directors whose election or appointment was approved by a majority of the

Continuing Directors then in office, shall cease for any reason to constitute a majority of the Board of Directors of Borrower; or

(12)         If, through any transaction or series of related transactions, any Person (including Affiliates of such Person) shall acquire beneficial ownership, directly or indirectly, of securities of Borrower (or of securities convertible into securities of Borrower) representing 25% or more of the combined voting power of all securities of Borrower entitled to vote in the election of directors.

Section 9.02         Remedies.  If an Event of Default has occurred and is continuing (other than an Event of Default with respect to the Borrower described in Section 9.01(5)), the Administrative Agent, at the request of the Required Banks, shall by notice to the Borrower take any or all of the following actions, at the same or different times:  (i) terminate the Loan Commitments, and thereupon the Loan Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (iii) exercise any remedies provided in any of the Loan Documents or by law; and in case of any Event of Default with respect to the Borrower described in Section 9.01(5), the Loan Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.  Notwithstanding the foregoing, if an Event of Default under Section 9.01(10) shall occur and be continuing, Administrative Agent shall not be entitled to exercise the foregoing remedies until (1) it has received a written notice from all of the Banks (the “Unanimous Bank Notices”) (i) requesting Administrative Agent exercise such remedies and (ii) indicating each Bank’s conclusion in its reasonable judgment that a Material Adverse Change has occurred and (2) Administrative Agent has provided notice to Borrower, together with copies of all of the Unanimous Bank Notices.

ARTICLE X

ADMINISTRATIVE AGENT; RELATIONS AMONG BANKS

Section 10.01                     Appointment, Powers and Immunities of Administrative Agent.  Each Bank hereby irrevocably appoints and authorizes Administrative Agent to act as its agent hereunder and under any other Loan Document with such powers as are specifically delegated to Administrative Agent by the terms of this Agreement and any other Loan Document, together with such other powers as are reasonably incidental thereto.  Administrative Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and any other Loan Document or required by Law, and shall not by reason of this Agreement be a fiduciary or trustee for any Bank except to the extent that Administrative Agent acts as an agent with respect to the receipt or payment of funds (nor shall Administrative Agent have any fiduciary duty to Borrower nor shall any Bank have any fiduciary duty to Borrower or to any other Bank).  No implied covenants, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against Administrative Agent.  Neither Administrative Agent nor any of its directors, officers, employees, attorneys-in-fact or affiliates shall be responsible to the Banks for any recitals, statements, representations or warranties made by Borrower or any officer, partner or official of Borrower or any other Person contained in this Agreement or any other Loan Document, or in any certificate or other document or instrument referred to or provided for in, or received by any of them under, this Agreement or any other Loan Document, or for the value, legality, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any other document or instrument referred to or provided for herein or therein, for the perfection or priority of any Lien securing the Obligations or for any failure by Borrower to perform any of its obligations hereunder or thereunder.  Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible, except as to money or securities received by it or its authorized agents, for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.  Neither Administrative Agent nor any of its directors, officers, employees, attorneys-in-fact, agents or affiliates shall be liable or responsible for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct.  Borrower shall pay any fee agreed to by Borrower and Administrative Agent with respect to Administrative Agent’s services hereunder.

Section 10.02                     Reliance by Administrative Agent.  Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Administrative Agent.  Administrative Agent may deem and treat each Bank as the holder of the Loan made by it for all purposes hereof and shall not be required to deal with any Person who has acquired a Participation in any Loan or Participation from a Bank.  As to any matters not expressly provided for by this Agreement or any other Loan Document, Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by the Required Banks or all Banks, as required by this Agreement, and such instructions of the Required Banks or all Banks, as the case may be, and any action taken or failure to act pursuant thereto, shall be binding on all of the Banks and any other holder of all or any portion of any Loan or Participation.

Section 10.03                     Defaults.  Administrative Agent shall not be deemed to have knowledge of the occurrence of a Default or Event of Default unless Administrative Agent has received notice from a Bank or Borrower specifying such Default or Event of Default and stating that such notice is a “Notice of Default.”  In the event that Administrative Agent receives such a notice of the occurrence of a Default or Event of Default, Administrative Agent shall give prompt notice thereof to the Banks.  Administrative Agent, following consultation with the Banks, shall (subject to Section 10.07 and Section 12.02) take such action with respect to such Default or Event of Default which is continuing as shall be directed by the Required Banks; provided that, unless and until Administrative Agent shall have received such directions, Administrative Agent may take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Banks; and provided further that Administrative Agent shall not send a notice of default or acceleration to Borrower without the approval of the Required Banks.  In no event shall Administrative Agent be required to take any such action which it determines to be contrary to Law or to the Loan Documents.  Each of the Banks acknowledges and agrees that no individual Bank may separately enforce or exercise any of the provisions of any of the Loan Documents, including, without limitation, the Notes, other than through Administrative Agent.

Section 10.04                     Rights of Administrative Agent as a Bank.  With respect to its Loan Commitment and the Loan provided by it, Administrative Agent in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not acting as Administrative Agent, and the term “Bank” or “Banks” shall, unless the context otherwise indicates, include Administrative Agent in its capacity as a Bank.  Administrative Agent and its Affiliates may (without having to account therefor to any Bank) accept deposits from, lend money to (on a secured or unsecured basis), and generally engage in any kind of banking, trust or other business with Borrower (and any Affiliates of Borrower) as if it were not acting as Administrative Agent.

Section 10.05                     Indemnification of Administrative Agent.  Each Bank agrees to indemnify Administrative Agent (to the extent not reimbursed under Section 12.04 or under the applicable provisions of any other Loan Document, but without limiting the obligations of Borrower under Section 12.04 or such provisions), for its Pro Rata Share (calculated on the basis of all Loan Commitments) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Administrative Agent in any way relating to or arising out of this Agreement, any other Loan Document or any other documents contemplated by or referred to herein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses which Borrower is obligated to pay under Section 12.04) or under the applicable provisions of any other Loan Document or the enforcement of any of the terms hereof or thereof or of any such other documents or instruments; provided that no Bank shall be liable for (1) any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified, (2) any loss of principal or interest with respect to Administrative Agent’s Loan or (3) any loss suffered by Administrative Agent in connection with a swap or other interest rate hedging arrangement entered into with Borrower.

Section 10.06                     Non-Reliance on Administrative Agent and Other Banks.  Each Bank agrees that it has, independently and without reliance on Administrative Agent or any other Bank,

and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrower and the decision to enter into this Agreement and that it will, independently and without reliance upon Administrative Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any other Loan Document.  Administrative Agent shall not be required to keep itself informed as to the performance or observance by Borrower of this Agreement or any other Loan Document or any other document referred to or provided for herein or therein or to inspect the properties or books of Borrower.  Except for notices, reports and other documents and information expressly required to be furnished to the Banks by Administrative Agent hereunder, Administrative Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of Borrower (or any Affiliate of Borrower) which may come into the possession of Administrative Agent or any of its Affiliates.  Administrative Agent shall not be required to file this Agreement, any other Loan Document or any document or instrument referred to herein or therein, for record or give notice of this Agreement, any other Loan Document or any document or instrument referred to herein or therein, to anyone.

Section 10.07                     Failure of Administrative Agent to Act.  Except for action expressly required of Administrative Agent hereunder, Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall have received further assurances (which may include cash collateral) of the indemnification obligations of the Banks under Section 10.05 in respect of any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  If any indemnity furnished by the Banks to Administrative Agent for any purpose shall, in the reasonable opinion of Administrative Agent, be insufficient or become impaired, Administrative Agent may call for additional indemnity and cease, or not commence, to do the action indemnified against until such additional indemnity is furnished.

Section 10.08                     Resignation or Removal of Administrative Agent.  Administrative Agent hereby agrees not to unilaterally resign except in the event it becomes an Affected Bank and is removed or replaced as a Bank pursuant to Section 3.07, in which event it shall have the right to resign.  Bank of America agrees that it may be replaced as Administrative Agent by the Required Banks if the aggregate outstanding principal amount of its Loans is reduced through assignments to Assignees to (a) $15,000,000 or less from the Effective Date until the Tranche A Maturity Date, (b) $10,000,000 or less from the Tranche A Maturity Date until the Tranche B Maturity Date, or (c) $5,000,000 or less from and after the Tranche B Maturity Date.  In addition, Administrative Agent may be removed at any time with cause by the Required Banks.  In the case of any removal of Administrative Agent, Borrower and the Banks shall be promptly notified thereof.  Upon any such resignation or removal of Administrative Agent, the Required Banks shall have the right to appoint a successor Administrative Agent, which successor Administrative Agent, so long as it is reasonably acceptable to the Required Banks, shall be that Bank then having the greatest Loan Commitment; if two (2) or more Banks have an equal greatest Loan Commitment, the Required Banks shall select between or among them, in each case, with the prior written consent of the Borrower (not to be unreasonably withheld or delayed) so long as no Event of Default has occurred and is continuing.  If no successor Administrative Agent shall have been so appointed by the Required Banks and shall have accepted such appointment within thirty (30) days after the Required Banks’ removal of the retiring Administrative Agent, then the retiring Administrative

Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be one of the Banks.  The Required Banks or the retiring Administrative Agent, as the case may be, shall upon the appointment of a successor Administrative Agent promptly so notify Borrower and the other Banks.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  After any retiring Administrative Agent’s removal hereunder as Administrative Agent, the provisions of this Article X shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

Section 10.09                     Amendments Concerning Agency Function.  Notwithstanding anything to the contrary contained herein, Administrative Agent shall not be bound by any waiver, amendment, supplement or modification hereof or of any other Loan Document which affects its duties, rights, and/or function hereunder or thereunder unless it shall have given its prior written consent thereto.

Section 10.10                     Liability of Administrative Agent.  Administrative Agent shall not have any liabilities or responsibilities to Borrower on account of the failure of any Bank to perform its obligations hereunder or to any Bank on account of the failure of Borrower to perform its obligations hereunder or under any other Loan Document.

Section 10.11                     Transfer of Agency Function.  Without the consent of Borrower or any Bank, Administrative Agent may at any time or from time to time transfer its functions as Administrative Agent hereunder to any of its offices wherever located in the United States, provided that Administrative Agent shall promptly notify Borrower and the Banks thereof.

Section 10.12                     Non-Receipt of Funds by Administrative Agent.  (a) Unless Administrative Agent shall have received notice from a Bank or Borrower (either one as appropriate being the “Payor”) prior to the date on which such Bank is to make payment hereunder to Administrative Agent of the proceeds of a Loan or Borrower is to make payment to Administrative Agent, as the case may be (either such payment being a “Required Payment”), which notice shall be effective upon receipt, that the Payor will not make the Required Payment in full to Administrative Agent, Administrative Agent may assume that the Required Payment has been made in full to Administrative Agent on such date, and Administrative Agent in its sole discretion may, but shall not be obligated to, in reliance upon such assumption, make the amount thereof available to the intended recipient on such date.  If and to the extent the Payor shall not have in fact so made the Required Payment in full to Administrative Agent, the recipient of such payment shall repay to Administrative Agent forthwith on demand such amount made available to it together with interest thereon, for each day from the date such amount was so made available by Administrative Agent until the date Administrative Agent recovers such amount, at the customary rate set by Administrative Agent for the correction of errors among Banks for three (3) Banking Days and thereafter at the Base Rate.

(b)                                 If, after Administrative Agent has paid each Bank’s share of any payment received or applied by Administrative Agent in respect of the Loan, that payment is rescinded or must otherwise be returned or paid over by Administrative Agent, whether pursuant to any bankruptcy or insolvency Law, sharing of payments clause of any loan agreement or otherwise, such Bank shall, at Administrative Agent’s request, promptly return its share of such payment or application to Administrative Agent, together with such Bank’s proportionate share of any interest or other amount required to be paid by Administrative Agent with respect to such payment or application.  In addition, if a court of competent jurisdiction shall adjudge that any amount received and distributed by Administrative Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to Administrative Agent its share of the amount so adjudged to be repaid or shall pay over to the same in such manner and to such Persons as shall be determined by such court.

Section 10.13                     Withholding Taxes.  Each Bank represents that it is entitled to receive any payments to be made to it hereunder without the withholding of any tax and will furnish to Administrative Agent such forms, certifications, statements and other documents as Administrative Agent may request from time to time to evidence such Bank’s exemption from the withholding of any tax imposed by any jurisdiction or to enable Administrative Agent or Borrower to comply with any applicable Laws or regulations relating thereto.  Without limiting the effect of the foregoing, if any Bank is not created or organized under the Laws of the United States of America or any state thereof, such Bank will furnish to Administrative Agent a United States Internal Revenue Service Form W-8ECI in respect of all payments to be made to such Bank by Borrower or Administrative Agent under this Agreement or any other Loan Document or a United States Internal Revenue Service Form W-8BEN establishing such Bank’s complete exemption from United States withholding tax in respect of payments to be made to such Bank by Borrower or Administrative Agent under this Agreement or any other Loan Document, or such other forms, certifications, statements or documents, duly executed and completed by such Bank as evidence of such Bank’s exemption from the withholding of U.S. tax with respect thereto.  Administrative Agent shall not be obligated to make any payments hereunder to such Bank in respect of any Loan or Participation or such Bank’s Loan Commitment or obligation to purchase Participations until such Bank shall have furnished to Administrative Agent the requested form, certification, statement or document.

Section 10.14                     [Reserved].

Section 10.15                     Pro Rata Treatment.  Except to the extent otherwise provided, each advance of proceeds of the Loans shall be made by the Banks ratably according to the amounts of their respective applicable Loan Commitments.  Except as otherwise expressly provided in this Agreement, each payment in respect of principal or interest with respect to the Loans shall be applied to such obligations owing to the Banks pro rata according to the respective amounts then due and owing to the Banks with respect to such Loans.

Section 10.16                     Sharing of Payments Among Banks.  If a Bank shall obtain payment of any principal of or interest on any Loan made by it through the exercise of any right of setoff, banker’s lien, counterclaim, or by any other means (including direct payment), and such payment results in such Bank receiving a greater payment than it would have been entitled to had such payment been paid directly to Administrative Agent for disbursement to the Banks, then such Bank shall promptly purchase for cash from the other Banks Participations in the Loans made by the other Banks in such amounts, and make such other adjustments from time to time as shall be equitable to the end that all the Banks shall share ratably the benefit of such payment.  To such end the Banks shall make appropriate adjustments among themselves (by the resale of Participations sold or otherwise) if such payment is rescinded or must otherwise be restored.  Borrower agrees that any Bank so purchasing a Participation in the Loans made by other Banks may exercise all rights of setoff, banker’s lien, counterclaim or similar rights with respect to such Participation.  Nothing contained herein shall require any Bank to exercise any such right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness of Borrower.

Section 10.17                     Possession of Documents.  Each Bank shall keep possession of its own Notes.  Administrative Agent shall hold all the other Loan Documents and related documents in its possession and maintain separate records and accounts with respect thereto, and shall permit the Banks and their representatives access at all reasonable times to inspect such Loan Documents, related documents, records and accounts.

ARTICLE XI

NATURE OF OBLIGATIONS

Section 11.01                     Absolute and Unconditional Obligations.  Borrower acknowledges and agrees that its obligations and liabilities under this Agreement and under the other Loan Documents shall be absolute and unconditional irrespective of (1) any lack of validity or enforceability of any of the Obligations, any Loan Documents, or any agreement or instrument relating thereto; (2) any change in the time, manner or place of payment of, or in any other term in respect of, all or any of the Obligations, or any other amendment or waiver of or consent to any departure from any Loan Documents or any other documents or instruments executed in connection with or related to the Obligations; (3) any exchange or release of any collateral, if any, or of any other Person from all or any of the Obligations; or (4) any other circumstances which might otherwise constitute a defense available to, or a discharge of, Borrower or any other Person in respect of the Obligations.

The obligations and liabilities of Borrower under this Agreement and other Loan Documents shall not be conditioned or contingent upon the pursuit by any Bank or any other Person at any time of any right or remedy against Borrower or any other Person which may be or become liable in respect of all or any part of the Obligations or against any collateral or security or guarantee therefor or right of setoff with respect thereto.

Section 11.02                     Non-Recourse to Borrower’s Principals.  Notwithstanding anything to the contrary contained herein, in any of the other Loan Documents, or in any other instruments, certificates, documents or agreements executed in connection with the Loans (all of the foregoing, for purposes of this Section, hereinafter referred to, individually and collectively, as the “Relevant Documents”), no recourse under or upon any Obligation, representation, warranty, promise or other matter whatsoever shall be had against any of Borrower’s Principals and each Bank expressly waives and releases, on behalf of itself and its successors and assigns, all right to assert any liability whatsoever under or with respect to the Relevant Documents against, or to satisfy any claim or obligation arising thereunder against, any of Borrower’s Principals or out of any assets of Borrower’s Principals, provided, however, that nothing in this Section shall be deemed to (1) release Borrower from any personal liability pursuant to, or from any of its respective obligations under, the Relevant Documents, or from personal liability for its fraudulent actions or fraudulent omissions; (2) release any of Borrower’s Principals from personal liability for its or his own fraudulent actions or fraudulent omissions; (3) constitute a waiver of any obligation evidenced or secured by, or contained in, the Relevant Documents or affect in any way the validity or enforceability of the Relevant Documents; or (4) limit the right of Administrative Agent and/or the Banks to proceed against or realize upon any collateral hereafter given for the Loans or any and all of the assets of Borrower (notwithstanding the fact that any or all of Borrower’s Principals have an ownership interest in Borrower and, thereby, an interest in the assets of Borrower) or to name Borrower (or, to the extent that the same are required by applicable Law or are determined by a court to be necessary parties in connection with an action or suit against Borrower or any collateral hereafter given for the Loans, any of Borrower’s Principals) as a party defendant in, and to enforce against any collateral hereafter given for the Loans and/or assets of Borrower any judgment obtained by Administrative Agent and/or the Banks with respect to, any action or suit under the Relevant Documents so long as no judgment shall be taken (except to the extent taking a judgment is required by applicable Law or determined by a court to be necessary to preserve Administrative Agent’s and/or Banks’ rights against any collateral hereafter given for the Loans or Borrower, but not otherwise) or shall be enforced against Borrower’s Principals or their assets.

ARTICLE XII

MISCELLANEOUS

Section 12.01                     Binding Effect of Request for Advance.  Borrower agrees that, by its acceptance of any advance of proceeds of the Loans under this Agreement, it shall be bound in all respects by the request for advance submitted on its behalf in connection therewith with the same force and effect as if Borrower had itself executed and submitted the request for advance and whether or not the request for advance is executed and/or submitted by an authorized person.

Section 12.02                     Amendments and Waivers.  No amendment or waiver of any provision of this Agreement or any other Loan Document nor consent to any departure by Borrower (or, in the case of any guaranty executed and delivered pursuant to clause (y) of the definition of “Unencumbered Assets” in Section 1.01, the guarantor referred to therein) therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Banks and, solely for purposes of its acknowledgment thereof, Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall (1) increase the Loan Commitment of any Bank or extend the expiration date of the Loan Commitment of any Bank without the written consent of such Bank; (2)  reduce the principal of, or interest on, the Notes or Loans or any fees due hereunder or any other amount due hereunder or under any Loan Document, without the written consent of each Bank affected thereby; (3) extend the Tranche A Maturity Date, the Tranche B Maturity Date or the Tranche C Maturity Date or otherwise postpone any date fixed for any payment of principal of, or interest on, the Notes or Loans or any fees due hereunder or under any Loan Document, in each case without the written consent of each Bank affected thereby; (4) change the definition of “Required Banks” without the consent of each Bank; (5) amend Section 10.15, Section 10.16, this Section or any other provision requiring the consent of all the Banks, without the written consent of each Bank; (6) waive any default under paragraph (1) (with respect to payment of principal only) or paragraph (5) of Section 9.01 without the consent of each Bank or (7) release all or substantially all of the guaranties executed and delivered pursuant to clause (y) of the definition of “Unencumbered Assets” in Section 1.01 without the consent of each Bank; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.  Any advance of proceeds of the Loans made prior to or without the fulfillment by Borrower of all of the conditions precedent thereto, whether or not known to Administrative Agent and the Banks, shall not constitute a waiver of any Default or Event of Default or a waiver of the requirement that all conditions, including the non-performed conditions, shall be required with respect to all future advances.  Neither any failure or delay on the part of Administrative Agent or any Bank to exercise any right hereunder nor any single or partial exercise of any right or power hereunder or any abandonment or discontinuance of steps to enforce such right or power shall operate as a waiver thereof or preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.  All communications from Administrative Agent to the Banks requesting the Banks’ determination, consent, approval or disapproval (i) shall be given in the form of a written notice to each Bank, (ii) shall be accompanied by a description of the matter or thing as to which such determination, approval, consent or disapproval is requested and (iii) shall include Administrative Agent’s recommended course of action or determination in respect thereof.  Each Bank shall reply promptly, but in any event within ten (10) Banking Days (or five (5) Banking Days with respect to any decision to accelerate or stop acceleration of the Loan) after receipt of the request therefor by Administrative Agent (the “Bank Reply Period”).  Unless a Bank shall give written notice to Administrative Agent that it objects to the recommendation or determination of Administrative Agent (together with a written explanation of the reasons behind such objection) within the Bank Reply Period, such Bank shall be deemed to have approved or consented to such recommendation or determination.

Section 12.03                     Usury.  Anything herein to the contrary notwithstanding, the obligations of Borrower under this Agreement and the Notes shall be subject to the limitation that payments of interest shall not be required to the extent that receipt thereof would be contrary to provisions of Law applicable to a Bank limiting rates of interest which may be charged or collected by such Bank.

Section 12.04                     Expenses; Indemnification.  Borrower agrees (i) to reimburse Administrative Agent and Syndication Agent on demand for all costs, expenses, and charges (including, without limitation, all reasonable fees and charges of engineers, appraisers and legal counsel) incurred by it in connection with the Loans and the preparation, execution, delivery and administration of the Loan Documents and any amendment or waiver with respect thereto, and (ii) to reimburse each of the Banks for reasonable legal costs, expenses and charges incurred by each of the Banks in connection with the performance or enforcement of this Agreement, the Notes, or any other Loan Documents; provided, however, that Borrower is not responsible for costs, expenses and charges incurred by the Bank Parties in connection with the administration or syndication of the Loans (other than the fees required by the Fee Letter and the Supplemental Fee Letter).  Borrower agrees to indemnify Administrative Agent and each Bank and their respective directors, officers, employees, affiliates, advisors and agents (each such Person, an “Indemnitee”) from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them arising out of or by reason of (x) any claims by brokers due to acts or omissions by Borrower, (y) the execution, delivery and performance of this Agreement, the other Loan Documents, any amendment or waiver to this Agreement or the other Loan Documents, or the transactions contemplated hereby (including the use of the proceeds of the Loans) or (z) any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) relating to any actual or proposed use by Borrower of the proceeds of the Loans, including without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation or litigation or other proceedings (but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of such Indemnitee).  To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any transaction, agreement or instrument contemplated hereby, any Loan or the use of the proceeds thereof.

The obligations of Borrower under this Section and under Article III shall survive the repayment of all amounts due under or in connection with any of the Loan Documents and the termination of the Loans, provided, however, that in the case of Article III, such obligations shall survive only for a period of ninety (90) days after such repayment and termination.

Section 12.05                     Assignment; Participation.  This Agreement shall be binding upon, and shall inure to the benefit of, Borrower, Administrative Agent, the Banks and their respective successors and permitted assigns.  Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of each Bank (and any attempted assignment or transfer without such consent shall be null and void).

Any Bank may, without the consent of, or notice to, the Borrower or the Administrative Agent, at any time grant to one or more banks or other institutions (each a “Participant”) participating interests in its Loan (each a “Participation”).  In the event of any such grant by a Bank of a Participation to a Participant, whether or not Borrower or Administrative Agent was given notice, such Bank shall remain responsible for the performance of its obligations hereunder, and Borrower and Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations hereunder.  Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of Borrower hereunder and under any other Loan Document including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in the first proviso to Section 12.02 without the consent of the Participant.  Any Participant hereunder shall have the same benefits as any Bank with respect to the yield protection and increased cost provisions of Article III, but a Participant shall not be entitled to receive any greater payment than the Lender granting such Participation would have been entitled to receive.

Subject to the conditions set forth below, any Bank may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loan Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(i)                                     the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Bank, an Affiliate of a Bank, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and

(ii)                                  the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Loan Commitment or Loan to an assignee that is (A) a Bank holding Loans immediately prior to giving effect to such assignment, (B) an Affiliate of such Bank, or (C) an Approved Fund with respect to such Bank.

Such assignments shall be subject to the following additional conditions:

(1)                                  except in the case of an assignment to a Bank or an Affiliate of a Bank or any Approved Fund or an assignment of the entire remaining amount of the assigning Bank’s Loan Commitment or Loans, the amount of the Loan Commitment or Loans of the assigning Bank subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(2)                                  each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement, except that this clause (2) shall not prohibit any Bank from assigning all or a portion of its rights and obligations among separate tranches on a non-pro rata basis;

(3)                                  the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; and

(4)                                  the assignee, if it shall not be a Bank, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its related parties or its securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 12.05, the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by

(a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.

Upon (i) execution and delivery of such Assignment and Acceptance, (ii) payment by such Assignee to the Bank of an amount equal to the purchase price agreed between the Bank and such Assignee and (iii) payment of the fee described in paragraph (3) above, such Assignee shall be a Bank Party to this Agreement and shall have all the rights and obligations of a Bank as set forth in such Assignment and Acceptance, and the assigning Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required.  Upon the consummation of any assignment pursuant to this paragraph, substitute Note(s) shall be issued to the assigning Bank and Assignee by Borrower, in exchange for the return of the original Note(s).  The obligations evidenced by such substitute notes shall constitute “Obligations” for all purposes of this Agreement and the other Loan Documents. In connection with Borrower’s execution of substitute notes as aforesaid, Borrower shall deliver to Administrative Agent evidence, satisfactory to Administrative Agent, of all requisite corporate action to authorize Borrower’s execution and delivery of the substitute notes and any related documents.  If the Assignee is not incorporated under the Laws of the United States of America or a state thereof, it shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to Borrower and Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 10.13.  Each Assignee shall be deemed to have made the representations contained in, and shall be bound by the provisions of, Section 10.13.

Any Bank may at any time pledge or assign or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including without limitation any pledge or assignment or grant to secure obligations to a Federal Reserve Bank, and this Section 12.05 shall not apply to any such pledge or assignment or grant of a security interest; provided that no such pledge or assignment or grant of a security interest shall release a Bank from any of its obligations hereunder or substitute any such pledgee or assignee or grantee for such Bank as a party hereto.

Borrower recognizes that in connection with a Bank’s selling of Participations or making of assignments, any or all documentation, financial statements, appraisals and other data, or copies thereof, relevant to Borrower or the Loans may be exhibited to and retained by any such Participant or assignee or prospective Participant or assignee.  In connection with a Bank’s delivery of any financial statements and appraisals to any such Participant or assignee or prospective Participant or assignee, such Bank shall also indicate that the same are delivered on a confidential basis.  Borrower agrees to provide all assistance reasonably requested by a Bank to enable such Bank to sell Participations or make assignments of its Loan as permitted by this Section.  Each Bank agrees to provide Borrower with notice of all Participations sold by such Bank to other than its Affiliates.  Any Bank or Participant may pledge its Loans or Participations as collateral in accordance with applicable law.

Section 12.06                     Documentation Satisfactory.  All documentation required from or to be submitted on behalf of Borrower in connection with this Agreement and the documents relating hereto shall be subject to the prior approval of, and be satisfactory in form and substance to, Administrative Agent, its counsel and, where specifically provided herein, the Banks.  In addition, the persons or parties responsible for the execution and delivery of, and signatories to, all of such documentation, shall be acceptable to, and subject to the approval of, Administrative Agent and its counsel and the Banks.

Section 12.07                     Notices.

(a)                                  Unless the party to be notified otherwise notifies the other party in writing as provided in this Section, and except as otherwise provided in this Agreement, notices shall be given to Administrative Agent by telephone, confirmed by writing, and to the Banks and to Borrower by ordinary mail or overnight courier, receipt confirmed, addressed to such party at its address on the signature page of this Agreement (in the case of the Borrower) or on Schedule 1A hereto (in the case of the Banks).  Notices shall be effective (1) if by telephone, at the time of such telephone conversation, (2) if given by mail, three (3) days after mailing; and (3) if given by overnight courier, upon receipt.  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)                                 Electronic Communications.  Notices and other communications to the Banks hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Bank pursuant to Section 2 if such Bank, has notified the Administrative Agent that it is incapable of receiving notices under such section by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  The Platform.  THE PLATFORM (AS DEFINED IN SECTION 6.09) IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS (AS DEFINED IN SECTION 6.09) OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR

OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent, the Syndication Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Borrower, any Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s or the Administrative Agent’s or the Syndication Agent’s transmission of Borrower Materials through the internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Borrower, any Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

Section 12.08                     Setoff.  Borrower agrees that, in addition to (and without limitation of) any right of setoff, bankers’ lien or counterclaim a Bank may otherwise have, each Bank shall be entitled, at its option, to offset balances (general or special, time or demand, provisional or final) held by it for the account of Borrower at any of such Bank’s offices, in Dollars or in any other currency, against any amount payable by Borrower to such Bank under this Agreement or such Bank’s Note(s), or any other Loan Document which is not paid when due (regardless of whether such balances are then due to Borrower), in which case it shall promptly notify Borrower and Administrative Agent thereof; provided that such Bank’s failure to give such notice shall not affect the validity thereof.

Payments by Borrower hereunder or under the other Loan Documents shall be made without setoff or counterclaim.

Section 12.09                     Table of Contents; Headings.  Any table of contents and the headings and captions hereunder are for convenience only and shall not affect the interpretation or construction of this Agreement.

Section 12.10                     Severability.  The provisions of this Agreement are intended to be severable.  If for any reason any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

Section 12.11                     Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing any such counterpart.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.12                     Integration.  The Loan Documents, the Fee Letter and Supplemental Fee Letter set forth the entire agreement among the parties hereto relating to the transactions contemplated thereby and supersede any prior oral or written statements or agreements with respect to such transactions.

Section 12.13                     Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of New York (without giving effect to New York’s principles of conflicts of Laws).

Section 12.14                     Waivers.  In connection with the obligations and liabilities as aforesaid, Borrower hereby waives (1) promptness and diligence; (2) notice of any actions taken by any Bank Party under this Agreement, any other Loan Document or any other agreement or instrument relating thereto except to the extent otherwise provided herein; (3) all other notices, demands and protests, and all other formalities of every kind in connection with the enforcement of the Obligations, the omission of or delay in which, but for the provisions of this Section, might constitute grounds for relieving Borrower of its obligations hereunder; (4) any requirement that any Bank Party protect, secure, perfect or insure any Lien on any collateral or exhaust any right or take any action against Borrower or any other Person or any collateral; (5) any right or claim of right to cause a marshalling of the assets of Borrower; and (6) all rights of subrogation or contribution, whether arising by contract or operation of law (including, without limitation, any such right arising under the Federal Bankruptcy Code) or otherwise by reason of payment by Borrower, either jointly or severally, pursuant to this Agreement or other Loan Documents.

Section 12.15                     Jurisdiction; Immunities.  Borrower, Administrative Agent and each Bank hereby irrevocably submit to the jurisdiction of any New York State or United States Federal court sitting in New York City over any action or proceeding arising out of or relating to this Agreement, the Notes or any other Loan Document.  Borrower, Administrative Agent, and each Bank irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York State or United States Federal court.  Borrower, Administrative Agent, and each Bank irrevocably consent to the service of any and all process in any such action or proceeding by the mailing of copies of such process to Borrower, Administrative Agent or each Bank, as the case may be, at the addresses specified herein.  Borrower, Administrative Agent and each Bank agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Borrower, Administrative Agent and each Bank further waive any objection to venue in the State of New York and any objection to an action or proceeding in the State of New York on the basis of forum non conveniens.  Borrower, Administrative Agent and each Bank agree that any action or proceeding brought against Borrower, Administrative Agent or any Bank, as the case may be, shall be brought only in a New York State court sitting in New York City or a United States Federal court sitting in New York City, to the extent permitted or not expressly prohibited by applicable Law.

Nothing in this Section shall affect the right of Borrower, Administrative Agent or any Bank to serve legal process in any other manner permitted by Law.

To the extent that Borrower, Administrative Agent or any Bank have or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, Borrower, Administrative Agent and each Bank hereby irrevocably waive such immunity in respect of its obligations under this Agreement, the Notes and any other Loan Document.

BORROWER, ADMINISTRATIVE AGENT AND EACH BANK WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO JURY TRIAL IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING BROUGHT WITH RESPECT TO THIS AGREEMENT, THE NOTES OR THE LOANS.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 12.16                     USA Patriot Act.  Each Bank hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub.L.107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Bank to identify Borrower in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

AVALONBAY COMMUNITIES, INC.

By:
Name:
Title:

Address for Notices:

100 Bridgeport Ave., Suite 258
Shelton, CT 06484

Attention:

Telephone:	(203) 926-2326
Telecopy:	(203) 926-2304

Address of principal place of business, if
different than above:

Taxpayer Identification Number:

[Signature page to Term Loan Agreement]

EXHIBIT A

AUTHORIZATION LETTER

May    , 2008

Bank of America, N.A.
777 Main Street
Hartford, CT  06115
Attention:

Re:          Term Loan Agreement dated as of May 15, 2008 (the “Loan Agreement”; capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement) among us, as Borrower, the Banks named therein, and you, as Administrative Agent for said Banks

Ladies/Gentlemen:

In connection with the captioned Loan Agreement, we hereby designate any of the following persons to give to you instructions, including notices required pursuant to the Loan Agreement, orally, by telephone or teleprocess, or in writing:

[NAMES]

Instructions may be honored on the oral, telephonic, teleprocess or written instructions of anyone purporting to be any one of the above designated persons even if the instructions are for the benefit of the person delivering them.  We will furnish you with written confirmation of each such instruction signed by any person designated above (including any telecopy which appears to bear the signature of any person designated above) on the same day that the instruction is provided to you, but your responsibility with respect to any instruction shall not be affected by your failure to receive such confirmation or by its contents.

Without limiting the foregoing, we hereby unconditionally authorize any one of the above-designated persons to execute and submit requests for the advance of proceeds of the Loans and notices of Elections, Conversions and Continuations to you under the Loan Agreement with the identical force and effect in all respects as if executed and submitted by us.

You and the Banks shall be fully protected in, and shall incur no liability to us for, acting upon any instructions which you in good faith believe to have been given by any person designated above, and in no event shall you or the Banks be liable for special, consequential or punitive damages.  In addition, we agree to hold you and the Banks and your and their respective agents harmless from any and all liability, loss and expense arising directly or indirectly out of instructions that we provide to you in connection with the Loan Agreement except for liability, loss or expense occasioned by your gross negligence or willful misconduct.

Upon notice to us, you may, at your option, refuse to execute any instruction, or part thereof, without incurring any responsibility for any loss, liability or expense arising out of such refusal if you in good faith believe that the person delivering the instruction is not one of the persons designated above or if the instruction is not accompanied by an authentication method that we have agreed to in writing.

We will promptly notify you in writing of any change in the persons designated above and, until you have actually received such written notice and have had a reasonable opportunity to act upon it, you are authorized to act upon instructions, even though the person delivering them may no longer be authorized.

Very truly yours,

AVALONBAY COMMUNITIES, INC.

By:

Name:

Title:

A-2

EXHIBIT B

[TRANCHE A] [TRANCHE B] [TRANCHE C] NOTE

$	New York, New York

May 15, 2008

For value received, AvalonBay Communities, Inc., a Maryland corporation (“Borrower”), hereby promises to pay to the order of                        or its successors or assigns (collectively, the “Bank”), at the principal office of Bank of America, N.A. (“Administrative Agent”) located at 777 Main Street, Hartford, CT  06115 for the account of the Applicable Lending Office of the Bank, the principal sum of                  Dollars ($                        ), or if less, the amount loaned by the Bank under its [Tranche A] [Tranche B] [Tranche C] Loan to Borrower pursuant to the Loan Agreement (as defined below) and actually outstanding, in lawful money of the United States and in immediately available funds, in accordance with the terms set forth in the Loan Agreement.  Borrower also promises to pay interest on the unpaid principal balance hereof, for the period such balance is outstanding, in like money, at said office for the account of said Applicable Lending Office, at the time and at a rate per annum as provided in the Loan Agreement.  Any amount of principal hereof which is not paid when due, whether at stated maturity, by acceleration, or otherwise, shall bear interest from the date when due until said principal amount is paid in full, payable on demand, at the rate set forth in the Loan Agreement.

The date and amount of the advance of the Loan made by the Bank to Borrower under the Loan Agreement referred to below, and each payment of said Loan, shall be recorded by the Bank on its books and, prior to any transfer of this Note (or, at the discretion of the Bank, at any other time), may be endorsed by the Bank on the schedule attached hereto and any continuation thereof.

This Note is one of the  [Tranche A] [Tranche B] [Tranche C] Notes referred to in the Term Loan Agreement, dated as of May 15, 2008 (as the same may be amended from time to time, the “Loan Agreement”) among Borrower, the Banks named therein (including the Bank) and Administrative Agent, as administrative agent for the Banks.  All of the terms, conditions and provisions of the Loan Agreement are hereby incorporated by reference.  All capitalized terms used herein and not defined herein shall have the meanings given to them in the Loan Agreement.

The Loan Agreement contains, among other things, provisions for the prepayment of and acceleration of this Note upon the happening of certain stated events.

No recourse shall be had under this Note against Borrower’s Principals except as and to the extent set forth in Section 11.02 of the Loan Agreement.

All parties to this Note, whether principal, surety, guarantor or endorser, hereby waive presentment for payment, demand, protest, notice of protest and notice of dishonor.  This Note shall be governed by, and construed and enforced in accordance with, the Laws of the State of New York, provided that, as to the maximum lawful rate of interest which may be charged or collected, if the Laws applicable to the Bank permit it to charge or collect a higher rate than the Laws of the State of New York, then such Law applicable to the Bank shall apply to the Bank under this Note.

AVALONBAY COMMUNITIES, INC.

By:

Name:

Title:

Date	Amount of Loan	Amount of Principal Paid or Prepaid	Balance of Principal Unpaid	Notation Made By:

EXHIBIT C

INFORMATION REGARDING MATERIAL AFFILIATES

B-1

EXHIBIT D

SOLVENCY CERTIFICATE

The person executing this Solvency Certificate (this “Certificate”) is the                                      of AvalonBay Communities, Inc., a Maryland corporation (“Borrower”), and is familiar with its properties, assets and businesses, and is duly authorized to execute this certificate on behalf of Borrower pursuant to Section 4.01(7) of the Term Loan Agreement dated the date hereof (the “Loan Agreement”) among Borrower, the banks party thereto (each a “Bank” and collectively, the “Banks”) and Bank of America, N.A., as administrative agent for the Banks (in such capacity, together with its successors in such capacity, “Administrative Agent”).  In executing this Certificate, such person is acting solely in his or her capacity as the                                    of Borrower, and not in his or her individual capacity.  Unless otherwise defined herein, terms defined in the Loan Agreement are used herein as therein defined.

The undersigned further certifies that he or she has carefully reviewed the Loan Agreement and the other Loan Documents and the contents of this Certificate and, in connection herewith, has made such investigation and inquiries as he or she deems reasonably necessary and prudent therefor.  The undersigned further certifies that the financial information and assumptions which underlie and form the basis for the representations made in this Certificate were reasonable when made and were made in good faith and continue to be reasonable as of the date hereof.

The undersigned understands that Administrative Agent and the Banks are relying on the truth and accuracy of this Certificate in connection with the transactions contemplated by the Loan Agreement.

The undersigned certifies that Borrower is Solvent.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on May [    ], 2008.

Name:
Title:

D-1

EXHIBIT E

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between                                                  (the “Assignor”) and                                                    (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement identified below (as amended, the “Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (a) all of the Assignor’s rights and obligations in its capacity as a Bank under the Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Bank) against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as, the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate of (1)]

3.	Borrower:	AvalonBay Communities, Inc.

4.	Administrative Agent:	Bank of America, N.A.,
as the Administrative Agent under the Loan Agreement

(1) Select Bank as applicable.

5.	Loan Agreement:

The Term Loan Agreement dated as of May 15, 2008, among AvalonBay Communities, Inc., as borrower, the Banks parties thereto, and Bank of America N.A. or any successor thereto, individually and as Administrative Agent.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Loan Commitment/Loans for all Lenders*	Amount of Loan Commitment/Loans Assigned*	Percentage Assigned of Loan Commitment/Loans(2)

Tranche A Commitment	$	$		%
Tranche B Commitment	$	$		%
Tranche C Commitment	$	$		%
Tranche A Loans	$	$		%
Tranche B Loans	$	$		%
Tranche C Loans	$	$		%

[7.            Trade Date:                                     ](3)

Effective Date:                                    , 20       [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[Remainder of Page Intentionally Left Blank]

*    Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(2)  Set forth, to at least 9 decimals, as a percentage of the Loan Commitment/Loans of all Lenders thereunder.

(3)  To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and](4) Accepted:

BANK OF AMERICA, N.A.,
acting in its capacity as Administrative Agent

By:
Name:
Title:

[Consented to:

AVALONBAY COMMUNITIES, Inc.,
a Maryland corporation

By:
Name:
Title:](5)

(4) Administrative Agent consent is not required for assignments to another Bank.  See Section 12.05 of Loan Agreement.

(5) Borrower consent is required unless (a) assignment is to a Bank, or Affiliate of a Bank or an Approved Fund, or (b) an Event of Default has occurred and is continuing.  See Section 12.05 of the Loan Agreement.

ANNEX 1

Re:  Term Loan Agreement dated as of May 15, 2008, among AvalonBay Communities, Inc., as borrower, the Banks parties thereto, Bank of America, N.A. and any successors thereto, individually and as Administrative Agent (the “Loan Agreement”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Assignment and Acceptance to which this annex is attached and if not defined therein, shall have the meanings given to them in the Loan Agreement.

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1.         Representations and Warranties.

1.1       Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.      Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Bank under the Loan Agreement, (ii) it meets all requirements of an Assignee under the Loan Agreement (subject to receipt of such consents as may be required under the Loan Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement as a Bank thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Bank thereunder, and (iv) it has received a copy of the Loan Agreement, together with copies of the most recent financial statements delivered pursuant to §4.01(3) and §6.09 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Bank, and (v) if it is a non-U.S. Bank, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Loan Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Bank.

2.     Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to, on or after the Effective Date.  The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3.     General Provisions.  This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.  This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

EXHIBIT F

FORM OF SUBSIDIARY GUARANTY

Subsidiary Guaranty, dated as of               , 200     by and among the undersigned (the “Subsidiary Guarantor”), in favor of each of the Banks (as defined herein) and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for itself and for the other financial institutions (collectively, the “Banks”) which are or may become parties to the Term Loan Agreement dated as of May 15, 2008, among AvalonBay Communities, Inc. (the “Borrower”), the Administrative Agent, and the Banks (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”).  Capitalized terms used herein without definition shall have the meanings ascribed to them in the Loan Agreement.

WHEREAS, the Borrower, the Administrative Agent, the Banks and the other parties thereto have entered into the Loan Agreement;

WHEREAS, the Borrower and the Subsidiary Guarantor are members of a group of related entities, the success of each of which is dependent in part on the success of the other members of such group;

WHEREAS, the Subsidiary Guarantor expects to receive substantial direct and indirect benefits from the Loans and other extensions of credit made by each Bank to the Borrower pursuant to the Loan Agreement (which benefits are hereby acknowledged);

WHEREAS, the Borrower has covenanted and agreed with the Banks, that pursuant to the definition of Unencumbered Assets set forth in Section 1.01 of the Loan Agreement, the undersigned Subsidiary Guarantor shall execute and deliver this Subsidiary Guaranty; and

WHEREAS, the Subsidiary Guarantor wishes to guaranty the Borrower’s obligations to the Banks and the Administrative Agent under and in respect of the Loan Agreement as herein provided;

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.             Guaranty of Payment and Performance of Obligations.  In consideration of the Banks’ extending credit, or otherwise, in their discretion, giving time, financial or banking facilities or accommodations to the Borrower, the Subsidiary Guarantor hereby absolutely, irrevocably and unconditionally guarantees to the Administrative Agent and each Bank that the Borrower will duly and punctually pay or perform, at the place specified therefor, or if no place is specified, at the Administrative Agent’s head office, (i) all indebtedness, obligations and liabilities of the Borrower to any of the Banks and the Administrative Agent, individually or collectively, under the Loan Agreement or any of the other Loan Documents or in respect of any of the Loans or the Notes, or other instruments at any time evidencing any obligations thereunder, whether existing on the date of the Loan Agreement or arising or incurred thereafter, direct or indirect, secured or unsecured, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, arising by contract, operation of law or otherwise, including all such which would become due but for the operation of the automatic stay pursuant to §362(a) of the Federal Bankruptcy Code and the operation of §§502(b) and 506(b) of the Federal Bankruptcy Code; and (ii) without limitation of the foregoing, all reasonable fees, costs and expenses incurred by the Administrative Agent or the Banks in attempting to collect or enforce any of the foregoing, accrued in each case to the date of payment thereof (collectively the “Obligations” and individually an “Obligation”).  This Subsidiary Guaranty is an absolute, unconditional, irrevocable and continuing guaranty of the full and punctual payment and performance by the Borrower of the Obligations and not of their collectibility only and is in no way conditioned upon any requirement that any Bank or the Administrative Agent first attempt to collect any of the Obligations from the Borrower or resort to any security or other means of obtaining payment of any of the Obligations which any Bank or the Administrative Agent now has or may acquire after the date hereof or upon any other contingency whatsoever.  Upon any Event of Default which is continuing by the Borrower in the full and punctual payment and performance of the Obligations, the liabilities and obligations of the Subsidiary Guarantor hereunder shall, at the option of the Administrative Agent, become forthwith due and payable to the Administrative Agent and to the Bank or Banks owed the same without demand or notice of any nature, all of which are expressly waived by the Subsidiary Guarantor, except for notices required to be given to the Borrower under the Loan Documents.  Payments by the Subsidiary Guarantor hereunder may be required by any Bank or the Administrative Agent on any number of occasions.

2.             Subsidiary Guarantor’s Further Agreements to Pay.  The Subsidiary Guarantor further agrees, as the principal obligor and not as a guarantor only, to pay to each Bank and the Administrative Agent forthwith upon demand, in funds immediately available to such Bank or the Administrative Agent, all costs and expenses (including court costs and legal fees and expenses) incurred or expended by the Administrative Agent or such Bank in connection with this Subsidiary Guaranty and the enforcement hereof, together with interest on amounts recoverable under this Subsidiary Guaranty from the time after such amounts become due at the default rate of interest set forth in the Loan Agreement; provided that if such interest exceeds the maximum amount permitted to be paid under applicable law, then such interest shall be reduced to such maximum permitted amount.

3.             Payments.  The Subsidiary Guarantor covenants and agrees that the Obligations will be paid strictly in accordance with their respective terms regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any Bank with respect thereto.  Without limiting the generality of the foregoing, the Subsidiary Guarantor’s obligations hereunder with respect to any Obligation shall not be discharged by a payment in a currency other than the currency in which such Obligation is denominated (the “Obligation Currency”) or at a place other than the place specified for the payment of such Obligation, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Obligation Currency and transferred to New York, New York, U.S.A., under normal banking procedures does not yield the amount of Obligation Currency due thereunder.

4.             Taxes.  All payments hereunder shall be made without any counterclaim or set-off, free and clear of, and without reduction for any Indemnified Taxes or Other Taxes, which are now or may hereafter be imposed, levied or assessed by any Governmental Authority on payments hereunder, all of which will be for the account of and paid by the Subsidiary Guarantor.  If for any reason, any such reduction is made or any Taxes are paid by the Administrative Agent or any Bank (except for taxes on income or profits of the Administrative Agent or such Bank), the Subsidiary Guarantor agrees to pay to the Administrative Agent or such Bank such additional amounts as may be necessary to ensure that the Administrative Agent or such Bank receives the same net amount which it would have received had no such reduction been made or Taxes paid.

5.             Consent to Jurisdiction.  The Subsidiary Guarantor agrees that any suit for the enforcement of this Subsidiary Guaranty or any of the other Loan Documents may be brought in the courts of the State of New York sitting in New York, New York or any federal court sitting in New York, New York and consents to the non-exclusive jurisdiction of such courts and the service of process in any such suit being made upon the Subsidiary Guarantor by mail at the address specified herein.  Except to the extent such waiver is expressly prohibited by law, the Subsidiary Guarantor hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient court.

6.             Liability of the Subsidiary Guarantor.  The Administrative Agent and the Bank have and shall have the absolute right to enforce the liability of the Subsidiary Guarantor hereunder without resort to any other right or remedy including any right or remedy under any other guaranty or against any other guarantor of any of the Obligations, and the release or discharge of any other guarantor of any Obligations shall not affect the continuing liability of the Subsidiary Guarantor hereunder that has not been released or discharged.

7.             Representations and Warranties; Covenants.  (a) The Subsidiary Guarantor hereby makes and confirms the representations and warranties made on its behalf by the Borrower pursuant to Article V of the Loan Agreement, as if such representations and warranties were set forth herein.  The Subsidiary Guarantor hereby agrees to perform the covenants set forth in Articles VI and VII of the Loan Agreement (to the extent such covenants expressly apply to the Subsidiary Guarantor) as if such covenants were set forth herein.  The Subsidiary Guarantor acknowledges that it is, on a collective basis with the Borrower and all other Subsidiary Guarantors, bound by the financial covenants and other covenants set forth in Article VIII of the Loan Agreement.  The Subsidiary Guarantor hereby confirms that it shall be bound by all acts or omissions of the Borrower pursuant to the Loan Agreement.

(b)           The Subsidiary Guarantor represents and warrants that it is a limited liability company, limited partnership, corporation, or other legal entity, as applicable, duly formed or organized, validly existing and in good standing under the laws of the state of its formation or organization; the Subsidiary Guarantor has all requisite limited liability company, limited partnership, corporate or other legal entity power, as applicable, to own its respective properties and conduct its respective business as now conducted and as presently contemplated; and the Subsidiary Guarantor is in good standing as a foreign entity and is duly authorized to do business in the jurisdictions where the properties and Unencumbered Assets owned by it are located and in each other jurisdiction where such qualification is necessary except where a failure to be so qualified in such other jurisdiction would not cause a Material Adverse Change.  The execution, delivery and performance of this Subsidiary Guaranty and the transactions contemplated hereby (i) are within the authority of the Subsidiary Guarantor, (ii) have been duly authorized by all necessary proceedings on the part of the Subsidiary Guarantor and any member, manager, or other controlling Person thereof, (iii) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Subsidiary Guarantor is subject or any judgment, order, writ, injunction, license or permit applicable to the Subsidiary Guarantor, (iv) do not conflict with any provision of the Certificate of Organization or Formation, the limited liability company agreement, articles of incorporation, bylaws, or other authority documents of the Subsidiary Guarantor or the authority documents of any controlling Person thereof, and (v) do not contravene any provisions of, or constitute a Default or Event of Default or a default under or a failure to comply with any term, condition or provision of, any other agreement, instrument, judgment, order, decree, permit, license or undertaking binding upon or applicable to the Subsidiary Guarantor or any of the Subsidiary Guarantor’s properties (except for any such failure to comply under any such other agreement, instrument, judgment, order, decree, permit, license, or undertaking as would not cause a Material Adverse Change) or result in the creation of any mortgage, pledge, security interest, lien, encumbrance or charge upon any of the properties or assets of the Subsidiary Guarantor.

(c)           This Subsidiary Guaranty has been duly executed and delivered by and constitutes the legal, valid and binding and enforceable obligations of the Subsidiary Guarantor, subject only to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and to the fact that the availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

(d)           The execution, delivery and performance by the Subsidiary Guarantor of this Subsidiary Guaranty and the transactions contemplated hereby do not require (i) the approval or consent of any governmental agency or authority other than those already obtained, or (ii) filing with any governmental agency or authority, other than filings which will be made with the SEC when and as required by law.

8.             Effectiveness.  The obligations of the Subsidiary Guarantor under this Subsidiary Guaranty shall continue in full force and effect and shall remain in operation until all of the Obligations shall have been indefeasibly paid in full or otherwise fully satisfied, and shall continue to be effective or be reinstated, as the case may be, if at any time payment or other satisfaction of any of the Obligations is rescinded or must otherwise be restored or returned upon the bankruptcy, insolvency, or reorganization of the Borrower, or otherwise, as though such payment had not been made or other satisfaction occurred.  No invalidity, irregularity or unenforceability of the Obligations by reason of applicable bankruptcy laws or any other similar law, or by reason of any law or order of any government or agency thereof purporting to reduce, amend or otherwise affect the Obligations, shall impair, affect, be a defense to or claim against the obligations of the Subsidiary Guarantor under this Subsidiary Guaranty.

9.             Freedom of Bank to Deal with Borrower and Other Parties.  The Administrative Agent and each Bank shall be at liberty, without giving notice to or obtaining the assent of the Subsidiary Guarantor and without relieving the Subsidiary Guarantor of any liability hereunder, to deal with the Borrower and with each other party who now is or after the date hereof becomes liable in any manner for any of the Obligations, in such manner as the Administrative Agent or such Bank in its sole discretion deems fit, and to this end the Subsidiary Guarantor gives to the

Administrative Agent and each Bank full authority in its sole discretion to do any or all of the following things: (a) extend credit, make loans and afford other financial accommodations to the Borrower at such times, in such amounts and on such terms as the Administrative Agent or such Bank may approve, (b) vary the terms and grant extensions of any of the Obligations, any of the Loan Documents or any other present or future indebtedness or obligation of the Borrower or of any other party to the Administrative Agent or such Bank, (c) grant time, waivers and other indulgences in respect thereof, (d) vary, exchange, release or discharge, wholly or partially, or delay in or abstain from perfecting and enforcing, or impair, any security or guaranty or other means of obtaining payment of any of the Obligations which the Administrative Agent or any Bank now has or may acquire after the date hereof, (e) accept partial payments from the Borrower or any such other party, (f) release or discharge, wholly or partially, any endorser or guarantor, and (g) compromise or make any settlement or other arrangement with the Borrower or any such other party.

10.           Unenforceability of Obligations Against Borrower; Invalidity of Security or Other Guaranties.  If for any reason the Borrower has no legal existence or is under no legal obligation to discharge any of the Obligations undertaken or purported to be undertaken by it or on its behalf, or if any of the moneys included in the Obligations have become irrecoverable from the Borrower by operation of law or for any other reason, this Subsidiary Guaranty shall nevertheless be binding on the Subsidiary Guarantor to the same extent as if the Subsidiary Guarantor at all times had been the principal debtor on all such Obligations.  This Subsidiary Guaranty shall be in addition to any other guaranty or other security for the Obligations, and it shall not be prejudiced or rendered unenforceable by the invalidity of any such other guaranty or security.

11.           Waivers by Subsidiary Guarantor.  The Subsidiary Guarantor waives notice of acceptance hereof, notice of any action taken or omitted by the Administrative Agent or any Bank in reliance hereon, and any requirement that the Administrative Agent or any Bank be diligent or prompt in making demands hereunder, giving notice of any default by the Borrower or asserting any other rights of the Administrative Agent or any Bank hereunder.  The Subsidiary Guarantor also irrevocably waives, to the fullest extent permitted by law, all defenses in the nature of suretyship that at any time may be available in respect of the Subsidiary Guarantor’s obligations hereunder by virtue of any statute of limitations, valuation, stay, moratorium law or other similar law now or hereafter in effect.

12.           Restriction on Subrogation and Contribution Rights.  Notwithstanding any other provision to the contrary contained herein or provided by applicable law, unless and until all of the Obligations have been indefeasibly paid in full in cash and satisfied in full, the Subsidiary Guarantor hereby irrevocably defers and agrees not to enforce any and all rights it may have at any time (whether arising directly or indirectly, by operation of law or by contract) to assert any claim against the Borrower on account of payments made under this Subsidiary Guaranty, including, without limitation, any and all rights of or claim for subrogation, contribution, reimbursement, exoneration and indemnity, and further waives any benefit of and any right to participate in any collateral which may be held by the Administrative Agent or any Bank or any affiliate of the Administrative Agent or any Bank.  In addition, the Subsidiary Guarantor will not claim any set-off or counterclaim against the Borrower in respect of any liability it may have to the Borrower unless and until all of the Obligations have been indefeasibly paid in full in cash and satisfied in full.

Subject to the foregoing and the indefeasible performance and payment in full of the Obligations, the Subsidiary Guarantor acknowledges that all other guarantors of any of the Obligations shall have contribution rights against the Subsidiary Guarantor in accordance with applicable law and in accordance with each such Person’s benefits received under the Loan Agreement and in respect of the Loans and the Letters of Credit.

13.           Demands.  Any demand on or notice made or required to be given pursuant to this Subsidiary Guaranty shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, return receipt requested, sent by overnight courier, or sent by telegraph, telecopy, telefax or telex and confirmed by delivery via courier or postal service, addressed as follows:

(a)           if to the Subsidiary Guarantor, at

AvalonBay Communities, Inc.

100 Bridgeport Avenue, Suite 258

Shelton, CT 06484

or at such other address for notice as the Subsidiary Guarantor shall last have furnished in writing to the Administrative Agent;

(b)           if to the Administrative Agent, at

Bank of America, N.A.

777 Main Street

Hartford, CT  06115

Attn:

or at such other address for notice as the Administrative Agent shall last have furnished in writing to the Subsidiary Guarantor; and

(c)           if to any Bank, at such Bank’s address as set forth in its Administrative Questionnaire.

Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to the party to which it is directed, at the time of the receipt thereof by such party or the confirmed transmission of such facsimile or (ii) if sent by registered or certified first-class mail, postage prepaid, return receipt requested, on the fifth Business Day following the mailing thereof.

14.           Amendments, Waivers, Etc.  No provision of this Subsidiary Guaranty can be changed, waived, discharged or terminated except by an instrument in writing signed by the Administrative Agent (acting with the requisite consent of the Banks as provided in the Loan Agreement) and the Subsidiary Guarantor expressly referring to the provision of this Subsidiary Guaranty to which such instrument relates; and no such waiver shall extend to, affect or impair any right with respect to any Obligation which is not expressly dealt with therein.  No course of dealing or delay or omission on the part of the Administrative Agent or the Banks or any of them in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.

15.           Further Assurances.  The Subsidiary Guarantor at its sole cost and expense agrees to do all such things and execute, acknowledge and deliver all such documents and instruments as the Administrative Agent from time to time may reasonably request in order to give full effect to this Subsidiary Guaranty and to perfect and preserve the rights and powers of the Administrative Agent and the Banks hereunder.

16.           Miscellaneous Provisions.  This Subsidiary Guaranty shall be governed by and construed in accordance with the laws of the State of New York and shall inure to the benefit of the Administrative Agent, each Bank and their respective successors in title and assigns permitted under the Loan Agreement, and shall be binding on the Subsidiary Guarantor and the Subsidiary Guarantor’s successors in title, assigns and legal representatives, provided that the Subsidiary Guarantor may not assign, transfer or delegate any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and all of the Banks (and any attempted such assignment without such consent shall be null and void).  The rights and remedies herein provided are cumulative and not exclusive of any remedies provided by law or any other agreement.  The invalidity or unenforceability of any one or more sections of this Subsidiary Guaranty shall not affect the validity or enforceability of its remaining provisions.  Captions are for ease of reference only and shall not affect the meaning of the relevant provisions.  The meanings of all defined terms used in this Subsidiary Guaranty shall be equally applicable to the singular and plural forms of the terms defined.

17.           WAIVER OF JURY TRIAL.  EXCEPT TO THE EXTENT SUCH WAIVER IS EXPRESSLY PROHIBITED BY LAW, THE SUBSIDIARY GUARANTOR HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY JURISDICTION AND IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS SUBSIDIARY GUARANTY, THE OBLIGATIONS, OR ANY INSTRUMENT OR DOCUMENT DELIVERED PURSUANT HERETO OR THERETO OR ANY OTHER CLAIM OR DISPUTE HOWSOEVER ARISING, AMONG THE SUBSIDIARY GUARANTOR, THE BORROWER, THE ADMINISTRATIVE AGENT AND/OR THE BANKS.  THIS WAIVER OF JURY TRIAL SHALL BE EFFECTIVE FOR EACH AND EVERY DOCUMENT EXECUTED BY THE SUBSIDIARY GUARANTOR, THE ADMINISTRATIVE AGENT OR THE BANKS AND DELIVERED TO THE ADMINISTRATIVE AGENT OR THE BANKS, AS THE CASE MAY BE, WHETHER OR NOT SUCH DOCUMENTS SHALL CONTAIN SUCH A WAIVER OF JURY TRIAL.  THE SUBSIDIARY GUARANTOR CONFIRMS THAT THE FOREGOING WAIVERS ARE INFORMED AND FREELY MADE.

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IN WITNESS WHEREOF, the Subsidiary Guarantor has executed and delivered this Subsidiary Guaranty as of the date first above written.

[SUBSIDIARY GUARANTOR]

By:

Name:

Title: